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                                                                       EXHIBIT 2














                            ASSET PURCHASE AGREEMENT

                                  by and among

                         C. H. ROBINSON WORLDWIDE, INC.,

                             C. H. ROBINSON COMPANY,

                           AMERICAN BACKHAULERS, INC.,

                                  PAUL L. LOEB,

                            PAUL L. LOEB FAMILY TRUST

                                       AND

                           JODI SUE LOEB FAMILY TRUST


                                November 18, 1999
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                                TABLE OF CONTENTS

ARTICLE I     TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES..................1
    1.01      Transfer of Assets.............................................1
    1.02      Excluded Assets................................................4
    1.03      Assumption of Liabilities......................................4
    1.04      Excluded Liabilities...........................................4

ARTICLE II    PURCHASE PRICE.................................................5
    2.01      Purchase Price.................................................5
    2.02      Manner of Payment..............................................6
    2.03      Allocation of Purchase Price...................................6
    2.04      Prorations.....................................................6

ARTICLE III   CLOSING........................................................7
    3.01      Closing........................................................7
    3.02      General Procedure..............................................7

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF SELLER
              AND THE SHAREHOLDERS...........................................7
    4.01      Incorporation and Corporate Power..............................8
    4.02      No Breach......................................................9
    4.03      Governmental Filings; Consents.................................9
    4.04      Execution, Delivery; Valid and Binding Agreement...............9
    4.05      Subsidiaries..................................................10
    4.06      Financial Statements..........................................10
    4.07      Absence of Undisclosed Liabilities............................10
    4.08      No Material Adverse Changes...................................11
    4.09      Absence of Certain Developments...............................11
    4.10      Title to Properties...........................................12
    4.11      Year 2000 Compliance..........................................13
    4.12      Brokerage.....................................................14
    4.13      Tax Matters...................................................14
    4.14      Contracts and Commitments.....................................16
    4.15      Intellectual Property Rights..................................18
    4.16      Litigation....................................................19
    4.17      Customer and Carrier Disputes.................................19
    4.18      Employees.....................................................19
    4.19      Employee Benefit Plans........................................20
    4.20      Insurance.....................................................21
    4.21      Affiliated Transactions.......................................22
    4.22      Customers and Carriers........................................22
    4.23      Compliance with Laws; Permits.................................22

                                        i
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    4.24      Environmental Matters.........................................23
    4.25      Investment Intent.............................................26
    4.26      Disclosure....................................................27
    4.27      Disclaimer of Other Representations and Warranties............27

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF
              BUYER AND PARENT..............................................27
    5.01      Incorporation and Corporate Power.............................27
    5.02      Execution, Delivery; Valid and Binding Agreement..............27
    5.03      No Breach.....................................................28
    5.04      Governmental Filings; Consents................................28
    5.05      Brokerage.....................................................28
    5.06      SEC Documents.................................................28
    5.07      Validity of Shares............................................29
    5.08      Financing.....................................................29
    5.09      Capitalization................................................29
    5.10      No Material Adverse Changes...................................29
    5.11      Litigation....................................................30

ARTICLE VI    COVENANTS OF SELLER AND THE SHAREHOLDERS......................30
    6.01      Conduct of the Business.......................................30
    6.02      Access to Books and Records...................................32
    6.03      Conditions....................................................33
    6.04      No Negotiations etc...........................................33
    6.05      Approvals and Consents........................................33
    6.06      Closing Certificates..........................................33
    6.07      Confidentiality...............................................33
    6.08      Benefit Plans.................................................34
    6.09      Noncompetition Agreement......................................34
    6.10      The Name "American Backhaulers"...............................36
    6.11      Transfer Taxes................................................36
    6.12      Regulatory Filings............................................36
    6.13      Updating of Disclosure Schedule...............................36
    6.14      Survey; Title Insurance; Lien Searches........................37
    6.15      Environmental Matters.........................................37
    6.16      Buyer's Receivables...........................................38
    6.17      Payment of Excluded Liabilities and Payables Related
              to the Seller's Receivables...................................39
    6.18      Carrier and Customer Disputes.................................39
    6.19      Share Transfer................................................39
    6.20      Assignment of Purchase Option.................................39
    6.21      Lease Negotiation.............................................39
    6.22      Environmental Agreement.......................................40

                                       ii
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ARTICLE VII   COVENANTS OF BUYER AND PARENT.................................40
    7.01      Conditions....................................................40
    7.02      Regulatory Filings............................................40
    7.03      Receivables...................................................40
    7.04      Payment of Hired Employee Commissions Related to the
              Seller's Receivables..........................................41
    7.05      Updating of Disclosure Schedule...............................41
    7.06      Closing Certificates..........................................41
    7.07      Approvals and Consents........................................41
    7.08      Lease Negotiation.............................................41
    7.09      Contract Performance..........................................42

ARTICLE VIII  CONDITIONS TO CLOSING.........................................42
    8.01      Conditions to Obligation of Buyer and Parent..................42
    8.02      Conditions to Obligation of Seller and the Shareholders.......44

ARTICLE IX    TERMINATION...................................................46
    9.01      Termination...................................................46
    9.02      Effect of Termination.........................................47

ARTICLE X     SURVIVAL; INDEMNIFICATION.....................................47
    10.01     Survival of Representations and Warranties....................47
    10.02     Indemnification by Seller and the Shareholders................47
    10.03     Indemnification by Buyer and Parent...........................49
    10.04     Method of Asserting Claims....................................50
    10.05     Limitations on Indemnification................................51
    10.06     Remedies of Buyer and Parent..................................54
    10.07     Materiality...................................................55

ARTICLE XI    EMPLOYEE MATTERS..............................................56
    11.01     Termination; Rehire...........................................56
    11.02     Wages.........................................................56
    11.03     Pension Plans.................................................56
    11.04     Health Coverage...............................................56
    11.05     Vacation......................................................57
    11.06     Workers' Compensation.........................................57
    11.07     Other Employment-Related Liabilities..........................57
    11.08     No Transfer of Seller's Plan Assets or Liabilities............57
    11.09     Stock Option Grants...........................................58
    11.10     Limitation on Enforcement.....................................58

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ARTICLE XII   MISCELLANEOUS.................................................58
    12.01     Press Releases and Announcements..............................58
    12.02     Expenses......................................................58
    12.03     Further Assurances............................................58
    12.04     Amendment and Waiver..........................................59
    12.05     Notices.......................................................59
    12.06     Assignment....................................................59
    12.07     Severability..................................................60
    12.08     Complete Agreement............................................60
    12.09     Counterparts..................................................60
    12.10     Governing Law.................................................60
    12.11     Tax Information...............................................60
    12.12     Bulk Sales Laws...............................................61
    12.13     Definition of Knowledge.......................................61
    12.14     Certain Interpretative Matters................................61
    12.15     Consent to Jurisdiction.......................................61
    12.16     Waiver of Jury Trial..........................................62
    12.17     Litigation Support............................................62
    12.18     Assignment of Contracts.......................................62
    12.19     No Third Party Beneficiaries..................................62
    12.20     Execution by Trusts...........................................62

                                       iv
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                                  EXHIBIT INDEX

Exhibit A  -  Installment Note
Exhibit B  -  Escrow Agreement
Exhibit C  -  Purchase Price Allocation
Exhibit D  -  Assignment and Assumption Agreement and Bill of Sale
Exhibit E  -  Forms of Employment and Noncompetition Agreements
Exhibit F  -  Lock-Up Agreement
Exhibit G  -  Opinion of Seller's Counsel
Exhibit H  -  Opinion of Buyer and Parent's Counsel
Exhibit I  -  Form of Stock Option Agreement
Exhibit J  -  Form of Noncompetition Agreement


                                 SCHEDULE INDEX

Disclosure Schedule
Buyer Disclosure Schedule
Schedule 11.09 (Hired Employee Stock Option Grants)


                                        v
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                                  DEFINED TERMS


     The following terms have the meanings set forth in the Sections referred to below:

Term                                                Section
----                                                -------

"1996 Financial Statements"                         4.06
"Accrued Vacation Liability"                        1.03
"Affiliate"                                         6.09(d)
"Agreement"                                         Recitals
"Assets"                                            1.01
"Assignment of Purchase Option"                     6.20
"Assumed Contracts"                                 1.01(f)
"Assumed Liabilities"                               1.03
"Audited Financial Statements"                      4.06
"Average Stock Price"                               2.01(b)(ii)
"Aware"                                             12.13
"Bill of Sale"                                      3.02
"Business"                                          Recitals
"Buyer"                                             Recitals
"Buyer Disclosure Schedule"                         Article V
"Buyer Indemnified Parties"                         10.02
"Buyer Related Documents"                           10.03(a)
"Buyer Representatives"                             6.02
"Buyer's Basket"                                    10.05(d)
"Buyer's Receivables"                               6.16
"Cash Consideration"                                2.01(a)
"Chicago Facility"                                  6.20
"Chicago Lease"                                     6.20
"CHRW Shares"                                       2.01(b)(i)
"Claim"                                             10.04(a)
"Closing"                                           3.01
"Closing Agreements"                                3.02
"Closing Date"                                      3.01
"Code"                                              2.03
"Continuation Coverage"                             11.04
"Corrective Action Costs"                           10.02(f)
"Damage Award"                                      10.06(b)
"Disclosed Contract"                                4.14(a)
"Disclosure Schedule"                               Article IV
"Employee Noncompetition Agreements"                1.01(f)


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"Employment Agreements"                             8.01(h)
"Environmental Agreement"                           6.22
"Environmental Claim"                               4.24(a)(iv)
"Environmental Consultant"                          6.22
"Environmental Laws"                                4.24(a)(ii)
"Environmental Permits"                             4.24(c)
"Environmental Real Property"                       4.24
"ERISA"                                             4.19(a)
"Escrow Agreement"                                  2.02(a)
"Escrow Shares"                                     2.02(a)
"Excess Survey and Environmental Losses"            10.05(j)
"Exchange Act"                                      5.06
"Excluded Assets"                                   1.02
"Excluded Liabilities"                              1.04
"Final Determination Date"                          10.06(a)
"GAAP"                                              4.06
"Governmental Entity"                               4.02
"Hazardous Materials"                               4.24(a)(i)
"Hired Employee"                                    11.01
"HSR Act"                                           4.03
"Indemnified Party"                                 10.04
"Indemnifying Party"                                10.04
"IRS"                                               4.13(g)
"Insiders"                                          4.21
"Installment Note"                                  2.02(b)
"Intellectual Property Rights"                      4.15(a)
"Interim Balance Sheets"                            4.06
"Interim Financial Statements"                      4.06
"JSL Trust"                                         Recitals
"Knowledge"                                         12.13
"Latest Balance Sheet"                              4.06
"Laws"                                              4.23(a)
"Leases"                                            4.10(a)
"Lock-Up Agreement"                                 8.01(i)
"Losses"                                            10.02
"Material Adverse Change"                           4.08
"Material Adverse Effect"                           4.08
"Material Consents"                                 4.03
"MIS Assets"                                        1.01(g)
"NMS"                                               2.01(b)(ii)
"National Priorities List"                          4.24(f)
"Offered Employees"                                 11.01
"Ordinary Course of Business"                       1.01(d)

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"PCBs"                                              4.24(a)(i)
"Parent"                                            Recitals
"Parent Common Stock"                               2.01(b)(i)
"Permits"                                           4.23(b)
"Person"                                            6.09(d)
"Plans"                                             4.19(b)
"PLL"                                               Recitals
"PLL Trust"                                         Recitals
"Post-Transfer Period"                              2.04
"Pre-Transfer Period"                               2.04
"Prorated Expenses"                                 2.04
"Purchase Price"                                    2.01(a)
"Purchase Price Value"                              2.02(a)
"Real Property"                                     4.10(a)
"Regulatory Actions"                                4.24(a)(v)
"Related Documents"                                 10.03(a)
"Release"                                           4.24(a)(iii)
"Restricted Period"                                 6.09(a)
"Returns"                                           4.13(a)
"SEC"                                               5.06
"SEC Documents"                                     5.06
"Securities Act"                                    4.25
"Seller"                                            Recitals
"Seller's Basket"                                   10.05(b)
"Seller Indemnified Parties"                        10.03
"Seller Related Documents"                          10.02(a)
"Seller's Pension Plans"                            11.03
"Seller's Receivables"                              7.03
"Shareholders"                                      Recitals
"Shareholders CHRW Shares"                          2.02(b)
"Straddle Period"                                   2.04
"Tax Affiliates"                                    4.13(a)
"Taxes"                                             4.13(o)
"Third-Party Environmental Claims"                  4.24(a)(vi)
"Transfer Agent"                                    10.06(b)
"Trusts"                                            Recitals
"Year 2000 Compliant"                               4.11


                                      viii
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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 18, 1999 is made and entered into by and among C. H. Robinson Worldwide, Inc., a Delaware corporation ("Parent"), C.H. Robinson Company, a Delaware corporation ("Buyer") and a wholly-owned subsidiary of Parent, American Backhaulers, Inc., an Illinois corporation ("Seller" or the "Company"), Paul L. Loeb, an individual resident of the State of Illinois ("PLL"), the Paul L. Loeb Family Trust U/A dated October 28, 1999 (the "PLL Trust"), and the Jodi Sue Loeb Family Trust U/A dated October 28, 1999 (the "JSL Trust" and together with the PLL Trust the "Trusts"). The Trusts together with PLL are referred to herein collectively as the "Shareholders" and individually as a "Shareholder." Parent, Buyer, Seller and the Shareholders are sometimes referred to collectively herein as "parties" and each is sometimes referred to individually herein as a "party".

     WHEREAS, Seller is engaged in the business of operating transportation contracting and freight-forwarding services and providing information-based third party logistic services, including repositioning of fleet vehicles, custom tailored logistic solutions and other transportation and transportation-related information services (the "Business"); and

     WHEREAS, the Shareholders own 100% of the issued and outstanding capital stock of Seller; and

     WHEREAS, Seller desires to sell and assign to Buyer (and the Shareholders desire that Seller sell and assign to Buyer), and Buyer desires to purchase and assume from Seller (and Parent desires that Buyer purchase and assume from Seller), on the terms and subject to the conditions set forth in this Agreement, certain specified assets and liabilities of Seller associated with the Business, all as described herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

     1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following assets of Seller (collectively, except for the Excluded Assets, the "Assets"):

     (a) All of the equipment, machinery, computers, trucks, other vehicles, trailers, fixtures, furnishings and leasehold improvements, owned by Seller, wherever located, including, without limitation, those assets identified under the caption referencing this Section 1.01(a) on the Disclosure Schedule;

     (b) Subject to Section 12.18, all real property leases to which Seller is a party that are used by Seller in connection with the Business and are identified under the caption referencing this Section 1.01(b) on the Disclosure Schedule;

     (c) Subject to Section 12.18, all personal property leases to which Seller is a party that are used by Seller in connection with the Business, each of which is identified under the caption referencing this Section 1.01(c) on the Disclosure Schedule;

     (d) All of Seller's inventories of supplies and parts that are used by Seller and, subject to Section 12.18, Seller's interest in all orders or contracts for the purchase of supplies and parts and entered into in the ordinary and usual course of Seller's business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency) (the "Ordinary Course of Business");

     (e) To the extent transferable, all licenses, permits and other governmental approvals including, without limitation, those identified under the caption referencing this Section 1.01(e) on the Disclosure Schedule;

     (f) Seller's interest in and benefits under (i) all noncompetition and confidentiality agreements with its current and former employees (collectively, the "Employee Noncompetition Agreements"), (ii) to the extent transferable, all unfilled or uncompleted customer contracts, commitments or purchase orders received and accepted by Seller in the Ordinary Course of Business, (iii) to the extent transferable, all carrier contracts, and (iv) subject to Section 12.18, all other contracts and agreements (collectively, together with the leases described in Sections 1.01(b) and 1.01(c), the "Assumed Contracts") identified under the caption referencing this Section 1.01(f) on the Disclosure Schedule;

     (g) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller, whether such properties are located on Seller's business premises or on the business premises of Seller's employees, suppliers or customers including, without limitation, all management information systems (including hardware, firmware, operating system software, utilities and application software, in both source and object codes), the systems used by Seller in operating the Business, including Seller's payroll, accounting, billing/receivables, customer service, carrier and other supplier, human resources and e-mail systems and the related documentation for software used by Seller in or developed for support of Seller's operations including, without limitation, the management information systems identified under the caption referencing this Section 1.01(g) on the Disclosure Schedule (collectively, the "MIS Assets");

     (h) All rights in patents, trademarks, service marks, trade names, corporate names, copyrights and any applications filed in connection with any of the foregoing, and all trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller or used in, derived from, or developed for use by Seller in the conduct of the Business as now conducted or presently under development by Seller including, without limitation, those set forth in the Disclosure Schedule under the caption referencing Section 4.15 and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

     (i) All of Seller's "know-how" (not necessarily proprietary) owned and used by Seller in, derived from or held for use by Seller including, without limitation, operating instructions and maintenance manuals, and other tangible materials that are used in or held for use in the Business;

     (j) The names "American Backhaulers," "Backhaulers," or "Haulers" or any combination of words in which such names appear or any rights associated with such names or any right to use such names in all jurisdictions in which Seller either currently uses any such names or has any right to use any such names;

     (k) All of Seller's books, records and other documents and information relating to the Assets or the Business including, without limitation, all customer, prospect and carrier lists, sales literature, purchase orders and invoices, sales orders and sales order log books, customer and carrier information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all catalogs and brochures;

     (l) Seller's interest in current telephone listings (including "800" and "888" numbers and the general telephone number currently being used for the principal offices of Seller) and any e-mail addresses, websites, internet domain names or related internet technology;

     (m) Any rights to recovery by Seller arising out of litigation that relates to the Business and is pending prior to or commences after the Closing Date;

     (n) All insurance policies of Seller obtained for the Business and all rights of Seller to make a claim under or receive benefits under such policies of Seller, except for the insurance policies set forth on under the caption referencing Section 1.02 on the Disclosure Schedule;

     (o) Subject to Section 1.02 below, all rights to receive refunds with respect to any and all Taxes paid by Seller in connection with the Business, including interest payable with respect thereto (it being acknowledged that refunds with respect to federal and state income taxes payable in connection with the Business, which relate to Taxes paid by the Shareholders by virtue of Seller's status as an S corporation, are Excluded Assets);

     (p) Subject to Section 2.04 below, all prepaid assets including, without limitation, those listed under the caption referencing this Section 1.01(p) on the Disclosure Schedule;

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     (r) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (j) above and used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used by Seller) and all related tangibles and intangibles which Seller uses and all rights to continue to use the Assets in the conduct of a going business; and

     (s) All other assets used in connection with the Business that are owned or leased by Seller or otherwise as to which Seller possesses rights to their usage (except for the Excluded Assets).

Seller and the Shareholders hereby expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in Section 1.03.

     1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, the assets listed under the caption referencing this Section 1.02 on the Disclosure Schedule (collectively, the "Excluded Assets") shall be retained by Seller and shall not be sold, transferred or assigned to Buyer hereunder.

     1.03 Assumption of Liabilities. As of the Closing Date, Buyer shall assume and be responsible for, and shall promptly pay, perform, and otherwise satisfy in accordance with their terms (a) all earned, but unused vacation, sick time and personal holidays of the Hired Employees under Seller's existing vacation policy and any such amounts due under the Illinois Wage Payment and Collection Act, all to the extent to be set forth under the caption referencing this
Section 1.03 on the Disclosure Schedule, which shall be delivered by Seller to Buyer at least 3 days prior to Closing (collectively, the "Accrued Vacation Liability"), (b) Seller's obligations relating to the Assumed Contracts which are first due, payable or required to be performed or satisfied after the Closing Date and (c) all accounts payable to carriers that relate solely to Buyer's Receivables (collectively, the "Assumed Liabilities").

     1.04 Excluded Liabilities. Other than as set forth in Section 1.03, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise (collectively, the "Excluded Liabilities"). Seller shall be responsible for and shall promptly pay, perform or otherwise satisfy all of the Excluded Liabilities in accordance with their terms.

                                   ARTICLE II

                                 PURCHASE PRICE

     2.01 Purchase Price.

     (a) The total purchase price (the "Purchase Price") for the Assets shall be the sum of (i) the excess of (A) $100,000,000 over (B) the amount of the Accrued Vacation Liability (hereinafter, such excess shall be referred to as the "Cash Consideration"), plus (ii) the CHRW Shares. In addition, Buyer shall assume the Assumed Liabilities.

     (b) For the purposes of the Agreement, the following terms shall have the meanings set forth in this Section 2.01(b):

          (i) "CHRW Shares" shall be that number of unregistered shares of common stock of Parent, $.10 par value per share ("Parent Common Stock"), as is determined by the following calculation:

          (A) if the Average Stock Price is less than $28.00, the number of CHRW Shares shall be that number of shares as is equal to $31,380,020 divided by the Average Stock Price; provided, however, that in the event the Average Stock Price is less than $17.50 per share, the Average Stock Price shall be deemed to be $17.50 per share for purposes of this clause (A) (but not Section 2.02(a) below);

          (B) if the Average Stock Price is greater than or equal to $28.00 and less than or equal to $42.00, the number of CHRW Shares shall be 1,120,715; and

          (C) if the Average Stock Price is greater than $42.00, the number of CHRW Shares shall be that number of shares as is equal to $47,070,030 divided by the Average Stock Price; provided, however, that in the event the Average Stock Price is greater than $70.00 per share, the Average Stock Price shall be deemed to be $70.00 per share for purposes of this clause (C) (but not Section 2.02(a) below).

          (ii) "Average Stock Price" shall mean the average closing sale price of the Parent Common Stock, as quoted on the Nasdaq National Market ("NMS") for the 20 trading days ending on and including the third trading day preceding the Closing Date.

     2.02 Manner of Payment. Subject to the terms and conditions hereof, Buyer shall pay the Purchase Price as follows:

     (a) On the Closing Date, Buyer shall deliver to the Escrow Agent (as defined in the Escrow Agreement), a stock certificate evidencing such number of CHRW Shares (collectively, the "Escrow Shares") where the product of (i) such number of CHRW Shares times (ii) the Average Stock Price equals 10% of the sum of (x) the Cash Consideration plus (y) the product obtained by multiplying the number of CHRW Shares by the Average Stock Price (hereinafter such sum shall be referred to as the "Purchase Price Value") pursuant to the terms of the escrow agreement attached as Exhibit B hereto (the "Escrow Agreement"), which CHRW Shares shall be held in escrow until the 30-month anniversary of the Closing Date and shall be used by Buyer as its first recourse to satisfy amounts due to Buyer after the Closing pursuant to Article X.

     (b) On the Closing Date, Buyer shall deliver to Seller an Installment Promissory Note ("Installment Note") substantially identical to Exhibit A attached hereto, pursuant to which Buyer shall (x) pay to Seller in cash the Cash Consideration and (y) deliver stock certificates evidencing the remaining CHRW Shares (the "Shareholders CHRW Shares"), all in accordance with the terms and conditions of the Installment Note.

     2.03 Allocation of Purchase Price. Buyer and Seller shall mutually agree on an allocation of the Purchase Price among the Assets as set forth on Exhibit C to be attached hereto at least fifteen days prior to Closing. Each Party shall prepare for filing all Returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax laws or regulations on a basis that is consistent with such Exhibit.

     2.04 Prorations. State and local real and personal property taxes, utilities, lease payments and other similar charges (collectively, "Prorated Expenses") due and payable or previously paid with respect to any period of Seller that begins before and ends after the Closing Date (taking into account whether such Prorated Expenses are payable in advance or in arrears) (each a "Straddle Period"), that are or were imposed by any taxing authority or payable or paid with respect to the Assets shall be apportioned between (i) the period beginning on the first day of the relevant Straddle Period and ending as of the close of business on the Closing Date (the "Pre-Transfer Period") and (ii) the period beginning on the business day immediately after the Closing Date and ending on the last day of the relevant Straddle Period (the "Post-Transfer Period"). In performing such apportionment, all Prorated Expenses shall be prorated on the assumption that an equal amount of Prorated Expense applies to each day of the Straddle Period regardless of how such expenses are or were billed or made. Seller shall be liable for all Prorated Expenses apportioned to the Pre-Transfer Period. Buyer shall be liable for all Prorated Expenses apportioned to the Post-Transfer Period. Within a reasonable time after Closing,
(a) Seller shall
deliver to Buyer such documentation as Buyer reasonably requests to assure Buyer that the Prorated Expenses for which Buyer is liable hereunder are due or have been previously paid and that such amount of Prorated Expenses is correct, (b) Buyer shall deliver to Seller such documentation as Seller reasonably requests to assure Seller that the Prorated Expenses for which Seller is liable hereunder are due or have been previously paid and that such amount of Prorated Expenses is correct, and (c) the party whose liability for Prorated Expenses hereunder exceeds the liability of the other party shall pay the other party the amount of such excess.

                                   ARTICLE III

                                     CLOSING

     3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, at 10:00 a.m., local time, on December 31, 1999, or at such other place or time and on such other date as is mutually agreeable to the parties (the "Closing Date"). The Closing shall be effective as of 6:00 p.m. CST on the Closing Date.

     3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents, instruments and certificates required to be delivered pursuant to Article VIII, the documents and instruments attached as exhibits hereto and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement (collectively, the "Closing Agreements"), and all such documents, instruments, certificates and materials shall be in form and substance reasonably satisfactory to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets to Buyer by Seller and the assignment and assumption of the Assumed Liabilities to and by Buyer shall be effected by the execution and delivery of an assignment and assumption agreement and bill of sale substantially in the form attached hereto as Exhibit D (the "Bill of Sale"), such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer and such other instruments of assumption as Seller shall reasonably request to cause Buyer to assume the Assumed Liabilities from Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                              AND THE SHAREHOLDERS

     Seller and each Shareholder, jointly and severally, hereby represent and warrant to Buyer and Parent that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth certain information called for by this Agreement and the exceptions to the representations and warranties contained in this Article IV):

     4.01 Incorporation and Corporate Power.

     (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to carry on the Business as now being conducted and to own, lease and operate the Assets. The copies of Seller's Articles of Incorporation and Bylaws which have been furnished by Seller to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Seller is qualified to do business as a foreign corporation in every material jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified other than those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. Each Trust is duly organized, validly existing and in good standing under the laws of the State of Illinois.

     (b) Each Shareholder has the full legal right, power and authority to enter into this Agreement and the other Closing Agreements to which it is a party and perform its obligations hereunder and thereunder. The Shareholders are the sole shareholders of Seller. No Shareholder is subject to or obligated under any trust (constructive or otherwise), contract, license, franchise or permit or subject to any order or decree, which would be breached, violated or exceeded by the execution, delivery or performance of this Agreement.

     (c) Jodi Sue Loeb and Mark Schwartz are the duly appointed and acting trustees of the PLL Trust. Paul L. Loeb and Mark Schwartz are the duly appointed and acting trustees of the JSL Trust. The trust instrument governing the administration of each Trust and each of the Trusts validly exist under and are governed by the laws of the State of Illinois. The trustees of each Trust have the full and sole power and authority necessary to (i) own the shares of capital stock of Seller owned by such Trust, (ii) execute and deliver the Agreement and all other documents required to be executed and delivered by the trustees of such Trust pursuant to the Agreement and (iii) perform the obligations on the part of such Trust contemplated by the Agreement and all such other documents. The execution and delivery of the Agreement and all other such documents by the trustees of each Trust and the performance by the trustees of each Trust of the obligations on the part of such Trust contemplated by the Agreement and all such other documents do not, and will not, violate any provision of the trust instrument governing the administration of such Trust, violate any federal law, any law of the State of Illinois or any other law applicable to the administration of such Trust or result in the breach of or default under any material contract, instrument, agreement or other document to which such Trust is a party or by which it or its assets are bound. None of the beneficiaries of the PLL Trust has attained the age of majority. None of the beneficiaries of the JSL Trust except Paul L. Loeb has attained the age of majority.

     4.02 No Breach. The execution, delivery and performance of this Agreement and the Closing Agreements by Seller and/or the Shareholders and the consummation by Seller and/or the Shareholders of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, under (w) the provisions of the Articles of Incorporation or Bylaws of Seller,
(x) any material indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller, the Shareholders or the Assets are bound or affected, (y) any law, statute, rule or regulation or order, judgment or decree to which Seller, the Shareholders or the Assets are subject or (z) with respect to each Trust, the trust agreements under which such Trust was formed. For the purposes of this Agreement, "Governmental Entity" means any national, federal, foreign, state, local or other governmental or regulatory authority, court, agency, commission, body, department, board, bureau, instrumentality or other entity.

     4.03 Governmental Filings; Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), neither Seller nor any Shareholder is required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the Closing Agreements or the consummation of the transactions contemplated hereby and thereby. The consents described under the caption referencing this Section 4.03 in the Disclosure Schedule ("Material Consents") are the only consents, approvals or authorizations of any Person required to be obtained by Seller or any Shareholder in connection with their execution, delivery and performance of this Agreement or the Closing Agreements or the transactions contemplated hereby or thereby, other than where the failure of Seller or a Shareholder to obtain any such consents, approvals or authorizations would not reasonably be expected to cost the Business a material amount of money in penalties or other costs, impair the Company's ability to conduct its business in the Ordinary Course of Business in any material respect or cost the Company a material amount of money to replace the contract or the service or asset that is the subject of such consent, approval or authorization.

     4.04 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance by Seller and each Shareholder of this Agreement and the Closing Agreements to which Seller and each Shareholder is a party, and the consummation by Seller and each Shareholder of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller's Board of Directors and all other requisite action by the Shareholders, and no other proceedings on the part of Seller or the Shareholders are necessary to authorize the execution, delivery and performance by Seller and each Shareholder of this Agreement or the Closing Agreements. This Agreement has been duly executed and delivered by Seller and each Shareholder and constitutes the valid and legally binding obligation of Seller and each Shareholder, enforceable against Seller and each Shareholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles. Upon delivery at Closing, each of the Closing Agreements to be executed by Seller and/or any Shareholder shall have been duly executed and delivered by Seller and/or any Shareholder and each such agreement shall constitute the valid and legally binding obligation of Seller and/or such Shareholder, enforceable against Seller and/or such Shareholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles.

     4.05 Subsidiaries. Since its inception, Seller has not owned, and the Assets do not include, any stock, limited liability company interest, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

     4.06 Financial Statements. Seller has delivered to Buyer copies of (a) the audited balance sheets, income statements, statements of cash flow and statements of shareholder's equity of Seller as of and for the fiscal years ended December 31, 1998 and 1997 (collectively the "Audited Financial Statements"), (b) the audited balance sheet, compiled income statement, compiled statement of cash flow and compiled statement of shareholder's equity of Seller as of and for the fiscal year ended December 31, 1996 (the "1996 Financial Statements"), and (c) the compiled balance sheets of Seller, as of September 30, 1999 (the "Latest Balance Sheet") and 1998 (together with the Latest Balance Sheet, the "Interim Balance Sheets") and the compiled income statements for the nine-month periods ended September 30, 1999 and 1998 (such statements and the Interim Balance Sheets being herein referred to as the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are based upon the information contained in the financial books and records maintained by Seller and fairly present the financial condition of Seller and the Business as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated ("GAAP"). The Interim Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes which are required in accordance with GAAP). The Interim Financial Statements have been prepared consistently with the Audited Financial Statements and reflect all adjustments necessary to a fair statement of the financial condition and results of operations for the periods presented. To the Seller's and each Shareholder's knowledge, the 1996 Financial Statements are not misleading or inaccurate.

     4.07 Absence of Undisclosed Liabilities. Seller has no liabilities, obligations or undertakings (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) other than liabilities incurred in the Ordinary Course of Business, all of which are set forth in the books and records of Seller and constitute Excluded Liabilities hereunder (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

     4.08 No Material Adverse Changes. Since January 1, 1999, there has been no Material Adverse Change (other than any adverse change caused by the identification of Parent as the purchaser of the Business hereunder). For the purposes of this Agreement, the terms "Material Adverse Effect" and "Material Adverse Change" shall mean any events, changes, effects or circumstances which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on or any material adverse change in, the condition (financial or otherwise), assets, liabilities, results of operations or customer, employee, supplier or carrier relations of the Business.

     4.09 Absence of Certain Developments. Since January 1, 1999 (other than with respect to Sections 4.09(j) and (k), for which the time period commences on September 1, 1999), Seller has not, in each case, with respect to the Assets or the Business:

     (a) borrowed any amount or incurred any liability in excess of $200,000 in the aggregate, except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under contracts entered into in the Ordinary Course of Business of the business and (iii) borrowings under Seller's lines of credit in the Ordinary Course of Business;

     (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Assets;

     (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $200,000, other than current liabilities paid in the Ordinary Course of Business of the Business;

     (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $10,000, or canceled any debts or claims, in each case, except in the Ordinary Course of Business of the Business;

     (e) sold, assigned, licensed or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any systems or computer software, trademarks, trade names, copyrights, trade secrets or other intangible assets used in or held for use in the Business;

     (f) disclosed, to any Person (other than Buyer and its authorized representatives and Seller's authorized representatives engaged in connection with the transactions contemplated by this Agreement), any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this
Section 4.09 and is in full force and effect;

     (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the Ordinary Course of Business;

     (h) taken any other action or entered into any other transaction other than actions and transactions (i) in the Ordinary Course of Business, or (ii) contemplated by this Agreement;

     (i) suffered any material theft, damage, destruction or loss of or to any assets whether or not covered by insurance;

     (j) made or granted any bonus or any wage, salary or compensation increase to any officer or employee of the Business who earns total compensation of more than $100,000 per year, or consultant to the Business or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

     (k) made any commitments for capital expenditures in excess of $100,000;

     (l) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $50,000; or

     (m) made charitable pledges which in the aggregate exceed $25,000.

     4.10 Title to Properties.

     (a) The real property demised by the leases (the "Leases") described under the caption referencing this Section 4.10 in the Disclosure Schedule constitutes all of the real property used or occupied by Seller (collectively, the "Real Property"). The Real Property has access, sufficient for the conduct of the Business as now conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at that location.

     (b) The Leases are in full force and effect and Seller holds (i) a valid and existing leasehold interest under the Leases for the term set forth under such caption in the Disclosure Schedule and (ii) subject to the Assignment of Purchase Option, a valid purchase option for the Chicago Facility as described under the caption referencing this Section 4.10 in the Disclosure Schedule. Seller has delivered to Buyer complete and accurate copies of the Leases, and the Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller is not in material default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the Leases; nor, to the knowledge of Seller, is any other party to the Leases in material default.

     (c) Seller owns good and marketable title to the owned Assets free and clear of all liens and encumbrances, except for the property subject to the Leases.

     (d) The section of the Disclosure Schedule referencing Section 1.01(a) sets forth a listing of all the Assets located in the computer room at the Chicago Facility and a physical count of the desktop and laptop computers owned by Seller and used by Seller in the Business. Except for the Excluded Assets, the Assets to be transferred to Buyer at Closing, which are either owned or leased or licensed under valid agreements by Seller, constitute all of the assets necessary for or used in the conduct of the Business in the Ordinary Course of Business. All of the tangible Assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. There are no material defects in such Assets. After September 30, 1999, Seller has not sold, assigned, transferred, distributed, conveyed or suffered any loss or otherwise disposed of any tangible assets used in the Business as of September 30, 1999, other than dispositions of tangible assets in the Ordinary Course of Business.

     (e) Seller is not in violation of any applicable zoning, ordinance or other law, regulation or requirement relating to the operation of any properties used, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to the Real Property.

     (f) Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

     (g) Seller has not conducted any business that relates to the Business under the domain names that constitute Excluded Assets.

     4.11 Year 2000 Compliance. Seller has conducted an audit of its material MIS Assets that Seller believes equals or exceeds the level of review conducted by businesses of the size and nature of the Business, has fully disclosed the results thereof to Buyer, and, on the basis of such review and report, believes that Seller's material MIS Assets are Year 2000 Compliant. Seller has no specific basis for believing that any Person with whom Seller conducts material business is not Year 2000 Compliant. For the purposes of this Agreement, "Year 2000 Compliant" shall mean the ability to (i) consistently handle date information before, during and after January 1, 2000, without any change of operations associated with the advent of the new century including, without limitation, accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately in accordance with all documentation without interruption or change of operations before, during and after January 1, 2000 associated with the advent of the new century; (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and
(iv) store and provide output of date information in ways that are unambiguous as to century.

     4.12 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Shareholders, other than as set forth in the Disclosure Schedule under the caption referencing this Section 4.12 which fees or similar compensation shall be the sole responsibility of Seller and Shareholders.

     4.13 Tax Matters.

     (a) Seller, any affiliated, controlled, combined, consolidated, or unitary group of which either Seller is or was a member, and any Plans, as the case may be (each, a "Tax Affiliate" and collectively, the "Tax Affiliates"), has: (i) timely filed, or has had timely filed on its behalf, or will timely file, all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction, for all periods prior to the Closing Date; (ii) timely and properly paid, or has had paid on its behalf or will timely and properly pay, all Taxes due and payable in connection with such Returns; and (iii) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the
Code) and timely and properly withheld from individual employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under all applicable Laws.

     (b) All Taxes of Seller and any Tax Affiliate which will be due and payable, whether now or hereafter, for any period ending on and including, or ending prior to the Closing Date, shall have been paid by or on behalf of Seller or shall be reflected on Seller's books as a Tax liability accrued consistent with past practices, either current or deferred, the amount of which as of the date of the Latest Balance Sheet is set forth in the Disclosure Schedule under the caption referencing this Section 4.13(b).

     (c) There are no liens for Taxes upon any assets of Seller or of any Tax Affiliate, except liens for Taxes not yet due and payable. Seller is not a party to any tax sharing agreement or other arrangement for the payment or reimbursement of Taxes.

     (d) No deficiency for any Taxes has been proposed, asserted or assessed against Seller or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Seller or any Tax Affiliate by any taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Neither Seller nor the Shareholders expect the assessment of any additional Taxes of Seller or any Tax Affiliate and are not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Seller or any Tax Affiliate which would exceed the estimated reserves established on the September 30, 1999 Interim Financial Statements.

     (e) Neither Seller nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

     (f) No Asset is property that Seller or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of
Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

     (g) Neither Seller nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither Seller nor any Tax Affiliate has knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method.

     (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the
Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

     (i) Neither Seller nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither Seller nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

     (j) Seller and each of the Tax Affiliates have evidence of payment for all Taxes of a foreign country paid or accrued for any year in which Seller or any Tax Affiliate has claimed the foreign tax credit and for which such years are still open years subject to audit by the IRS.

     (k) All deductions claimed or reported on all Returns of Seller and each Tax Affiliate on account of royalties or similar fees payable with respect to any intellectual property of Seller or any other party are allowable in full.

     (l) No consent under Section 341(f) of the Code has been filed with respect to Seller.

     (m) Seller has continuously been a "small business corporation" (within the meaning of Section 1361 of the Code) at all times during its existence up to and including the Closing Date. At its inception, Seller duly elected under Section 1362(a) of the Code to be taxed as an S corporation for federal income tax purposes and such election has and will up through the Closing Date, remain in full force and effect and has not been terminated or revoked. Seller has been treated as an S corporation for purposes of taxation by all state and local taxing authorities. Seller has not received any correspondence from any taxing authority questioning its ability to be taxed as an S corporation (or any corresponding provisions under state or local law).

     (n) Since its election to be treated as an S corporation, Seller has never been subject to tax under Section 1375 of the Code (relating to excess net passive income).

     (o) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, value added, occupation, property, or other taxes, customs duties, fees, levies, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller or any Tax Affiliate.

     4.14 Contracts and Commitments.

     (a) The Disclosure Schedule, under the caption referencing this Section 4.14, lists the following contracts, commitments and/or binding understandings, whether oral or written, to which Seller is a party and which are currently in effect, and which relate to the operation of the Business or the Assets (each a "Disclosed Contract"):

          (i) all employment or consulting agreements, employee benefit plans and union or collective bargaining agreements and all noncompetition and/or confidentiality agreements Seller has entered into with its current and former employees;

          (ii) all sales agency or advertising agency contracts;

          (iii) all material contracts terminable by the other party thereto upon a change of control of Seller or upon the failure of Seller to satisfy financial or performance criteria specified in such contract;

          (iv) all leases of personal property (to the extent not otherwise disclosed in the Disclosure Schedule under the caption referencing Section 4.10);

          (v) all contracts relating to the performance and payment of any surety bond or letter of credit required to be maintained by Seller;

          (vi) all confidentiality or nondisclosure agreements not disclosed pursuant to Section 4.14(a)(i);

          (vii) all stock purchase or stock option plans;

          (viii) all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Assets;

          (ix) any guaranty of any obligation for borrowed money or otherwise;

          (x) all contracts or group of related contracts with the same party for the purchase of products or services under which the obligation to purchase such products or services after the Closing Date is in excess of $100,000;

          (xi) all contracts or group of related contracts with the same party for the sale of products or services under which the obligation to provide such products or services after the Closing Date has a sales price in excess of $100,000;

          (xii) agreements for the sale of any capital asset;

          (xiii) all franchise agreements;

          (xiv) contract or commitment for capital expenditures in excess of $100,000;

          (xv) all contracts which by their express terms prohibit Seller and/or the Shareholders from freely engaging in business anywhere in the world;

          (xvi) all development, consulting, license (other than licenses for off- the-shelf computer software) or other agreements providing for the payment or receipt of royalties or other compensation by Seller in connection with the intellectual property rights listed under the caption referencing Section 4.15(a) in the Disclosure Schedule;

          (xvii) all bonus, pension, phantom stock, profit sharing, retirement or other forms of deferred compensation plans, other than those described in the Disclosure Schedule under the caption referencing Section 4.19 (or excluded by such section from inclusion thereunder);

          (xviii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in the Disclosure Schedule under the caption referencing Section 4.19 (or excluded by such section from inclusion thereunder);

          (xix) lease or agreement under which it is the lessor of, or permits any third party to hold or operate, any property, real or personal;

          (xx) any other agreement of Seller not entered into in the Ordinary Course of Business or that is material to the Assets, Business, financial condition or results of operation of Seller; and

          (xxi) any agreement of Seller relating to the Business that is not assignable to Buyer.

     (b) With respect to each Disclosed Contract and each Assumed Contract, (i) Seller has performed all material obligations where such obligations were required to be performed by it thereunder, (ii) Seller is not in receipt of any written claim of default thereunder, (iii) Seller has no present expectation or intention of not fully performing any obligation thereunder and (iv) Seller is not aware of any breach or anticipated breach by the other party thereto.

     (c) Prior to the date of this Agreement, Seller has made available to Buyer a true, correct and complete copy of each written Assumed Contract, together with all amendments, waivers or other changes thereto, and a written description of each oral Assumed Contract where the minimum annual payment obligation thereunder by either party exceeds $50,000.

     4.15 Intellectual Property Rights.

     (a) The Disclosure Schedule under the caption referencing this Section 4.15 describes all rights in (i) patents, trademarks, service marks, trade names, corporate names, copyrights (other than common law copyrights) and applications filed by or on behalf of Seller in connection with any of the foregoing, (ii) material MIS Assets and (iii) material mask works, trade secrets or other intellectual property rights owned by, licensed to Seller or used in, or developed for use in, and necessary to the conduct of the business of Seller as now conducted or under development (collectively, the "Intellectual Property Rights"). Seller owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth in the Disclosure Schedule under the caption referencing this Section 4.15. The Disclosure Schedule under the caption referencing this Section 4.15 describes all Intellectual Property Rights which have been licensed to third parties and those Intellectual Property Rights which are licensed from third parties. All of the Intellectual Property Rights will be assigned to Buyer after the consummation of the transactions contemplated by this Agreement, without the requirement that any consent to assignment be obtained or any payment be made.

     (b) Seller has taken such action to protect the Intellectual Property Rights as is necessary for Seller to use such rights in its business as currently conducted or currently contemplated without the payment of royalties or penalties. Without limiting the generality of the foregoing, all employees, contract workers, consultants and other agents of Seller have executed agreements sufficient to vest in Seller ownership of the Intellectual Property Rights on which they have performed services in the business of Seller as currently conducted without the payment of royalties or penalties. Seller has not received any written notice of, nor is Seller aware of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights. No claim has been made against Seller by any third party contesting the validity of any Intellectual Property Rights, is currently outstanding or, to Seller's knowledge, is threatened. Seller has not received any written notice of any infringement, misappropriation or violation of any intellectual property rights of any third parties and Seller has not infringed, misappropriated or otherwise violated any such material intellectual property rights.

     4.16 Litigation. Other than customer and carrier disputes, which are governed exclusively by Section 4.17, there are no actions, suits, proceedings, orders or investigations pending or, to Seller's knowledge, threatened against Seller, at law or in equity, or before or by any Governmental Entity with respect to the Assets or the Business nor is Seller aware of any reasonable basis for any of the foregoing.

     4.17 Customer and Carrier Disputes. Under the caption referencing this
Section 4.17, the Disclosure Schedule lists all claims or disputes pending or, to Seller's knowledge, threatened as of the close of business on November 15, 1999 by any customer or carrier in connection with the Business where the dollar amount at issue is reasonably believed by Seller to exceed $50,000, together with Seller's best estimate of the total dollar amount of all such claims or disputes as of such date. The reserves for customer and carrier claims on the Latest Balance Sheet were established on a basis consistent with Seller's prior practices and are fully adequate to cover all such claims made or to be made against any services of the Business provided prior to the date thereof.

     4.18 Employees.

     (a) Under the caption referencing this Section 4.18(a) the Disclosure Schedule sets forth a complete and accurate list of all employees of Seller as of the date of this Agreement. To Seller's knowledge, no employee of Seller and no group of Seller's employees has any plans to terminate his, her or its employment. Seller is in compliance, and since November 1, 1996, Seller has been in compliance, in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of overtime, social security and other Taxes. Seller has no material labor relations problem pending and its labor relations are satisfactory. There are no workers' compensation claims pending against Seller nor is Seller or the Shareholders aware of any facts that would give rise to such a claim. To Seller's knowledge, no employee of Seller is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business. No current or former employee of, current or former independent contractor for, or current or former consultant to, Seller has any basis for a claim with respect to any material Intellectual Property Rights.

     (b) The employment of any terminated former employee of Seller has been terminated in accordance with any applicable contractual terms and applicable law, and Seller does not have any liability under any contract or applicable law toward any such terminated employee.

     (c) Under the caption referencing this Schedule 4.18(c), the Disclosure Schedule sets forth all Offered Employees on short or long term disability leaves, all Offered Employees on leaves of absence and all pending claims by Offered Employees under any group health plan which would reasonably be expected to result in claims exceeding $30,000 for a single case.

     4.19 Employee Benefit Plans.

     (a) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.19, with respect to all employees and former employees of Seller who perform or performed functions in connection with the Business and all dependents and beneficiaries of such employees and former employees: (i) Seller does not maintain or contribute to any material nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Seller does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code); (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (iv) Seller does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA); (v) Seller does not maintain or contribute to any material salary continuation, retiree medical, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) except to the extent maintained solely to comply with law; and (vi) Seller does not maintain or contribute to any material bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits.

     (b) Except for occurrences which will not result in any Loss by Buyer, to the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which Seller does maintain or to which it does contribute (collectively, the "Plans") comply, in all material respects, with the requirements of ERISA and the Code. Except for occurrences which will not result in any Loss by Buyer, with respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

     (c) Buyer has been afforded access to true and complete copies of (i) all Plan documents, trust agreements, insurance contracts, service agreements, summary descriptions and all related contracts or documents with respect to each of the Plans, and any other program or benefit set forth in the Disclosure Schedule under the caption referencing this Section 4.19; (ii) the most recent determination letter, if any, received by Seller from the IRS regarding the Plans which Seller maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements and annual report or return for the Plans; (iv) any collective bargaining agreement relating to the establishment, maintenance, operation and funding of any of the Plans; and (v) the most recently prepared actuarial valuation reports.

     (d) Seller does not contribute (and has not contributed within the last six years) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 4.19 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code or required by law.

     (e) Neither Seller nor any of its directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Buyer, Buyer's subsidiaries or any of their respective directors, officers, employees or affiliates to any liability under ERISA or any applicable law.

     (f) Except for occurrences which will not result in any Loss by Buyer, Seller has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 or Part 6 of Title I of the Code or
Section 502(i) or 502(l) of ERISA or the health care coverage continuation requirements of any applicable state law which have not been settled in full with no continuing liability or obligation of Seller applicable to the Business.

     4.20 Insurance. The Disclosure Schedule under the caption referencing this
Section 4.20 lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. Seller has at all times maintained insurance relating to the operations of the Business and the Assets and covering property, fire, casualty, liability, life, workers' compensation, cargo, employment practices, contingent auto, fiduciary commercial crime, and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance: (a) is in full force and effect; (b) is sufficient for compliance with any contract or agreement to which Seller is subject and compliance, in all material respects, with all requirements of applicable law;
(c) is valid, outstanding and enforceable; (d) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (e) provides adequate insurance coverage for the Business and the Assets.

     4.21 Affiliated Transactions. Other than as contemplated by this Agreement, neither the Shareholders nor any officer, director or employee of Seller identified in the Disclosure Schedule under the caption referencing this Section 4.21, or any member of the immediate family any such officer, director or employee, or any entity in which any of such persons is known by Seller to own any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any of such persons) (collectively, "Insiders"), is known by Seller to have any agreement with Seller (other than normal employment arrangements) or have any interest in any property, real, personal or mixed, tangible or intangible, used in the Business (other than ownership of capital stock of Seller). None of the Insiders is known by Seller to have any direct or indirect interest in any competitor, carrier, supplier or customer of Seller or in any Person from whom or to whom Seller leases any property, or in any other Person with whom Seller transacts business of any nature (in each case, excluding passive investments of less than 5% of the stock of any publicly traded company). For purposes of this Section 4.21, the members of the immediate family of an officer, director or employee or the Shareholders shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee of the Shareholders.

     4.22 Customers and Carriers. The Disclosure Schedule, under the caption referencing this Section 4.22, lists the 50 largest customers by revenue and the 75 largest carriers and other suppliers by expense of Seller relating to the Business for the nine-month period ended September 30, 1999, and sets forth opposite the name of each such customer or carrier or other supplier (i) the approximate percentage of net sales or purchases by Seller attributable to such customer or carrier or other supplier for such period and (ii) the 1998 volume for each of the third and fourth calendar quarters of 1998. Since the date of the Latest Balance Sheet, to Seller's knowledge, no customer or carrier or other supplier listed on the Disclosure Schedule under the caption referencing this
Section 4.22 has indicated that it will stop or materially decrease the rate of business done with Seller, except for changes in the Ordinary Course of Seller's Business and any adverse changes caused by the identity of Parent as the purchaser of the Business hereunder.

     4.23 Compliance with Laws; Permits.

     (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, regulations and other requirements (collectively, "Laws") pertaining to consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which affect the Business, the Assets or the Real Property and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements. There is no action, pending or, to Seller's knowledge, threatened to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Business, Assets or Real Property. Seller is not relying on any exemption from or deferral of any such zoning or building ordinance or any such law, rule, regulation or other requirement that would not be available to Buyer after it acquires the Assets.

     (b) Seller has, in full force and effect, all material licenses, permits, authorizations and certificates from Governmental Entities necessary to conduct the Business and own and operate the Assets (other than Environmental Permits) (collectively, the "Permits"). A true and complete list of all the Permits is set forth under the caption referencing this Section 4.23 in the Disclosure Schedule. Seller has conducted the Business in compliance, in all material respects, with all terms and conditions of the Permits.

     (c) In connection with the Business, Seller has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value and entertainment of customers, carriers and suppliers in the Ordinary Course of Business) to any actual or potential customer, carrier, supplier, governmental employee or any other Person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

     (d) In particular, but without limiting the generality of the foregoing, Seller has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

     4.24 Environmental Matters. The Disclosure Schedule lists under the caption referencing this Section 4.24 all of the real property currently or at any time during the past 10 years owned, used, occupied or leased by Seller (the "Environmental Real Property").

     (a) As used in this Section 4.24, the following terms shall have the following meanings:

          (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Laws including, without limitation, any asbestos and asbestos- containing material, lead paint, urea formaldehyde, radon, polychlorinated biphenyls ("PCBs"), petroleum, petroleum hydrocarbons, benzene, toluene and other products based on or derived from petroleum.

          (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment, human health or safety or Hazardous Materials.

          (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (iv) "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Material at any location, whether or not owned or operated by Seller.

          (v) "Regulatory Actions" means any claim, demand, action or proceeding brought or instigated by any Governmental Entity in connection with any Release of Hazardous Materials or any Environmental Law, including, without limitation, civil, criminal and/or administrative proceedings.

          (vi) "Third-Party Environmental Claims" shall mean any third-party claim, action, demand or proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Release of Hazardous Materials or any violation of any Environmental Law.

     (b) Seller and, to Seller's knowledge, the Environmental Real Property are and have been in compliance, in all material respects, with all Environmental Laws. No violation of any Environmental Law now exists or has ever existed for which Seller remains in violation. No notice of violation or any alleged violation has been issued by any Governmental Entity and there are no pending investigations involving Seller or, to Seller's knowledge, the Environmental Real Property.

     (c) Seller has obtained, and maintained in full force and effect, or, has applied for, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its activities and business and to own or operate the Environmental Real Property (collectively, the "Environmental Permits"). Seller has conducted business in compliance, in all material respects, with the terms and conditions of the Environmental Permits. Seller has filed all reports and notifications required to be filed under and pursuant to all Environmental Laws. Neither Seller nor the Shareholders have any reason to believe that Environmental Permits applied for will not be granted or renewed in the Ordinary Course of Business or that any grant or extension would limit future operations in any respect.

     (d) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Environmental Real Property by Seller, except in de minimis amounts and only then when handled, stored, used and transported in compliance, in all material respects, with applicable Environmental Laws.

     (e) No Environmental Claim has been asserted or assessed against Seller or, to Seller's knowledge, the Environmental Real Property, and neither Seller nor the Shareholders have received notice alleging in any manner that Seller is or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or due to a violation of Environmental Laws.

     (f) Neither Seller nor, to Seller's knowledge, the Environmental Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites (the "National Priorities List") or any other similar list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any Governmental Entity.

     (g) Seller has disclosed and delivered to Buyer a copy of each Environmental Permit and copies of all environmental reports and investigations which Seller has obtained, ordered or is aware of and has access to with respect to the Business or the Environmental Real Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not affect the validity of, or require the transfer of, any Environmental Permits, and will not require notification, legislation, reporting, filing, investigation or remediation under any Environmental Laws.

     (h) No part of the business of Seller or, to Seller's knowledge, the Environmental Real Property has been used as, a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station, dry cleaning business or for military purposes or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

     (i) No lien has been attached or filed against Seller in favor of any Governmental Entity or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law or (ii) any Release of Hazardous Materials.

     (j) All of the Real Property is served by sanitary sewers and municipal water service and, to Seller's knowledge, there are no septic tanks or wells located on any of the Real Property.

     (k) The storage, transportation, handling, use or disposal, if any, by Seller of Hazardous Materials on or under the Environmental Real Property and/or disposal elsewhere, if any, of Hazardous Materials and other materials and substances generated by Seller on or from the Environmental Real Property is currently, and at all times has been, in compliance, in all material respects, with all Environmental Laws. Seller has not transported or arranged for the transportation of any Hazardous Materials or other material or substances to any location which is (i) listed on the National Priorities List or any other similar list, schedule, log, inventory or record, however defined, of hazardous or solid waste sites maintained by any Governmental Entity, (ii) listed for possible inclusion on the National Priorities List or other similar list, schedule, log, inventory or record, however defined, of hazardous or solid waste sites maintained by any Governmental Entity or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

     (l) The Shareholders and Seller, on their own behalf and on behalf of their successors and assigns, hereby waive, release and agree not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer or its affiliates under any Environmental Law in connection with Buyer's purchase, ownership or operation of the Business and the Assets to the extent such claim, demand, cause of action or proceeding relates to the operation of the Business or the Environmental Real Property prior to the Closing Date.

     4.25 Investment Intent. Each Shareholder and Seller (i) understand that neither the CHRW Shares nor the Installment Note have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering and, as such, may not be sold or transferred in the absence of an effective registration statement under applicable federal and state securities laws or an opinion of counsel reasonably satisfactory to Parent that such sale or transfer is exempt from such registration, it being acknowledged that the law firm of Neal, Gerber & Eisenberg is counsel reasonably satisfactory to Parent,
(ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the CHRW Shares or the Installment Note, (iv) is able the bear the economic risk and lack of liquidity in holding the CHRW Shares or the Installment Note, (v) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act, (vi) understand that the certificates representing the CHRW Shares and the Installment Note will bear a legend indicating that the CHRW Shares may not be transferred unless in compliance with applicable law as reasonably determined by counsel for Parent (which Parent may enforce by issuing stop-transfer instructions to its transfer agent), (vii) acknowledge receipt from Buyer of copies of the SEC Documents, and (viii) each of Shareholders and Seller confirms that the Shares and the Installment Note are being acquired for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof, within the meaning of the Securities Act other than pursuant to Section 6.19 and the terms of the Installment Note.

     4.26 Disclosure. Neither this Agreement nor any of the exhibits hereto, the Closing Agreements, the Disclosure Schedule, the Interim Financial Statements or the Audited Financial Statements, taken together as a whole, contains any untrue statement of a material fact regarding the Assets or the Business or any of the other matters dealt with in this Article IV relating to the Assets or the Business or the transactions contemplated by this Agreement, or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to Buyer of which Seller or the Shareholder or any officer or director of Seller is aware which materially adversely affects or could reasonably be anticipated to materially adversely affect the Assets or the Business, including operating results, assets, customer relations, employee relations and business prospects.

     4.27 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, neither Seller nor any Shareholder makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and Parent, jointly and severally, hereby represent and warrant to Seller and the Shareholders that, except as set forth in the disclosure schedule delivered by Buyer and Parent on the date hereof (the "Buyer Disclosure Schedule") (which Buyer Disclosure Schedule sets forth certain information called for by this Agreement and the exceptions to the representations and warranties contained in this Article V):

     5.01 Incorporation and Corporate Power. Buyer and Parent are each a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform their respective obligations hereunder.

     5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance by Buyer and Parent of this Agreement and the respective Closing Agreements to which Buyer and Parent are parties, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery and performance by Buyer and Parent of such agreements. This Agreement and the respective Closing Agreements to which Buyer and Parent are parties, have been or if to be delivered at Closing, when delivered at Closing will be, duly executed and delivered by Buyer and Parent and constitute or, if to be delivered at Closing, when delivered at Closing will, constitute the valid and legally binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles. The copies of Buyer's and Parent's Articles of Incorporation and Bylaws which have been furnished by Buyer and Parent to Seller prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof.

     5.03 No Breach. The execution, delivery and performance by Buyer and Parent of this Agreement and the respective Closing Agreements to which Buyer and Parent are parties, and the consummation by Buyer of the transactions contemplated hereby and thereby do not or will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer or Parent, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, under the provisions of the Articles of Incorporation or Bylaws of Buyer or Parent or any material indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or Parent is bound or affected or any law, statute, rule or regulation or order, judgment or decree to which Buyer or Parent is subject.

     5.04 Governmental Filings; Consents. Except for the applicable requirements of the HSR Act, neither Buyer nor Parent is required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by Buyer and Parent of this Agreement or the Closing Agreements or the consummation of the transactions contemplated hereby or thereby. No material consent, approval or authorization of any Person is required to be obtained by Buyer or Parent in connection with its execution, delivery and performance of this Agreement or the Closing Agreements or the transactions contemplated hereby and thereby.

     5.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

     5.06 SEC Documents. Since Parent's initial public offering, Parent has timely filed with the Securities and Exchange Commission (the "SEC") all quarterly and annual reports and proxy statements required under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (together with later filed documents that revise or supersede earlier filed documents, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. None of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Documents complied as of their respective dates of

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

filing with the SEC in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency), Parent has no liabilities or obligations that would be required to be disclosed pursuant to the Securities Act or the Exchange Act.

     5.07 Validity of Shares. Except as contemplated by the Lock-Up Agreements, the CHRW Shares when issued in accordance with the terms and for the consideration expressed in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and, based upon Section 4.25, will be issued in compliance with applicable federal and state securities laws. When issued, sold and delivered in accordance with this Agreement, such shares will, except as contemplated by the Lock-Up Agreements, be free and clear of any liens, charges, restrictions, claims and encumbrances, and will not be subject to any preemptive rights or any rights of first refusal in favor of any Person.

     5.08 Financing. Buyer and Parent have the funds required to pay the Purchase Price, all amounts that will be due and owing under the Installment Note, and all other amounts necessary to consummate the transactions contemplated by this Agreement and the Closing Agreements.

     5.09 Capitalization. The authorized capital stock of Parent consists of (i) 130,000,000 shares of Parent Common Stock, of which 41,174,579 were issued and outstanding as of October 31, 1999, and (ii) 20,000,000 shares of Preferred Stock, $.10 par value per share, none of which are issued and outstanding. Since October 31, 1999, the only issuances of Parent Common Stock were issuances upon the exercise of options or warrants or issuances pursuant to Parent's 1997 Employee Stock Purchase Plan. As of October 31, 1999, 883,525 shares of Parent Common Stock were issuable upon the exercise of options, warrants, convertible securities or other similar rights to acquire Parent Common Stock. Since October 31, 1999, no options, warrants, convertible securities or similar rights to acquire Parent Common Stock have been issued. On the Closing Date, all issued and outstanding shares of Parent Common Stock will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

     5.10 No Material Adverse Changes. Since January 1, 1999, there have been no events, changes, effects or circumstances (other than the identification of Parent as the purchaser of the Business hereunder) which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on or any material adverse change in, the condition (financial or otherwise), assets, liabilities, results of operations or customer, employee, supplier or carrier relations of the business of Parent.

     5.11 Litigation. Other than as set forth in the SEC Documents, there are no actions, suits, proceedings, orders or investigations pending or, to Parent's or Buyer's knowledge, threatened against Parent or Buyer, at law or in equity, or before or by any Governmental Entity that would be required to be disclosed pursuant to Regulation S-K promulgated under the Securities Act.

                                   ARTICLE VI

                    COVENANTS OF SELLER AND THE SHAREHOLDERS

     6.01 Conduct of the Business. In connection with the Assets and the Business, Seller and each Shareholder agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless described on the Approved Transaction List set forth under the caption referencing this Section 6.01 on the Disclosure Schedule or as otherwise consented to, which consent shall not be unreasonably delayed, by Buyer in writing (it being acknowledged and agreed by Buyer that any action taken with Buyer's written consent pursuant to this Section 6.01 or pursuant to the Approved Transaction List shall not constitute a breach of any representation or warranty set forth in Article IV) and shall be deemed to constitute consent for the purposes of all of the covenants set forth in this Section 6.01:

     (a) The Business shall be conducted only in, and Seller shall not take any action except in, the Ordinary Course of Business, on an arm's-length basis and in accordance with all applicable Laws;

     (b) Seller shall not, directly or indirectly, except as restricted by
Section 4.09 above, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any of the Assets, except in the Ordinary Course of Business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur, assume or guaranty any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the Ordinary Course of Business; (iv) permit any accounts payable, lease obligations, accrued bonuses or commissions or other current liabilities to remain outstanding more than 60 days, except for those being contested in good faith or such longer period as is consistent with past practices; (v) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise, except for dividends payable in the Ordinary Course of Business as a result of Seller's status as an S-corporation; (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b); (vii) enter into or modify any employment, severance or similar agreements or arrangements with any employees; (viii) in the case of employees who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses or salary increases or with respect to any increase of benefits payable in effect on the date hereof; (ix) fail to purchase supplies and parts for the Business in the Ordinary Course of Business; (x) discontinue or substantially modify any current sales or promotional activities or initiatives except in the Ordinary Course of Business; (xi) fail to purchase capital assets or discontinue or reduce development or support for the MIS Assets in a manner consistent with its capital asset budget or MIS plan or the Ordinary Course of Business; or (xii) shorten or lengthen the customary payment cycles for any payables or receivables or otherwise manage its working capital other than in the Ordinary Course of Business;

     (c) Seller shall pay, perform and satisfy its liabilities and obligations in the Ordinary Course of Business;

     (d) Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, phantom stock, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employee or employees;

     (e) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business or cause any of the coverage thereunder to lapse other than in accordance with the terms thereof, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (f) Seller and each Shareholders shall (i) use its or their commercially reasonable best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Offered Employees as a group and maintain satisfactory relationships with carriers, suppliers, customers and others having business relationships with Seller in connection with the Business provided, however, that neither Seller nor the Shareholders shall be required to offer any material additional remuneration to any such Person; (ii) respond on a timely basis to reasonable inquiries from representatives of Buyer regarding operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which should reasonably be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the operation or financial condition of the Business, the Assets or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if either Seller or the Shareholders shall discover that any representation or warranty made by Seller or the Shareholders in this Agreement was, when made, or has subsequently become, untrue in any respect, or any material change in customer or carrier relationships caused by the identification of Parent as the purchaser of the Business;

     (g) Seller shall not (i) change any of its methods of accounting in effect at September 30, 1999, other than those changes required or permitted by GAAP and which are disclosed in writing to Buyer, (ii) make, rescind or amend any express or deemed election relating to Taxes if such election, rescission or amendment could reasonably be expected to adversely impact Buyer, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1998;

     (h) Seller shall not perform any act prohibited by (or omit to perform any act which omission is required by) the terms of Section 4.09;

     (i) Seller shall (i) file any Returns or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide to Buyer copies of any such Returns, elections or information statements and (iii) not amend any Return; and

     (j) Seller shall not amend any Assumed Contract, other than in the Ordinary Course of Business.

     6.02 Access to Books and Records. Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives (the "Buyer Representatives") full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal operations of the Business, to the offices, properties, books, records (tax, financial and otherwise), MIS Assets, legal documents, and officers and employees designated by Seller in writing, and, to the extent within Seller's control without Seller incurring costs or assuming additional liabilities, the work papers of, Seller's independent accountants, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a reasonable opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Seller and its officers and directors shall cooperate with Buyer to enable Buyer to contact, but solely with Seller's participation, such customers, carriers, vendors and suppliers of Seller as Seller deems appropriate; provided, that Buyer agrees not to initiate any such contacts without the prior written approval of Seller. Without limiting the generality of the forgoing, Seller shall cooperate with Buyer and Buyer's Representatives in their efforts to perform an independent review of the MIS Assets in a manner so as not to interfere with the normal operations of the Business.

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

     6.03 Conditions. Seller and each Shareholder shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 8.01 to be satisfied and to consummate the transactions contemplated herein in accordance with the terms of this Agreement, and neither Seller nor any Shareholder shall take any action that would impede, in any material respect, the Closing.

     6.04 No Negotiations etc. Neither Seller nor any Shareholder shall, directly or indirectly, through any officer, director, agent or otherwise, solicit or encourage submission of any proposal or offer from any Person (including any of his officers, employees or agents) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase by such Person of all or a material portion of the Assets or the Business, or all or substantially all of the equity interest in Seller or other similar transaction or business combination involving Seller, the Assets or the Business, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

     6.05 Approvals and Consents. Seller and the Shareholders shall, at Seller's cost, endeavor to obtain all consents and approvals of Governmental Entities or other third parties required for Seller and the Shareholders to carry out the transactions contemplated by this Agreement, including the HSR Act and any consents or approvals required under the Assumed Contracts and will cooperate with Buyer to obtain all such approvals and consents required of Buyer; provided, however, that (a) in accordance with Section 7.02, Buyer shall pay the filing fee payable in connection with its filing under the HSR Act and (b) the parties acknowledge and agree that neither Seller nor the Shareholders shall be required to pay any material amount to such other third party to obtain such consent.

     6.06 Closing Certificates. Seller and each Shareholder will use its or their commercially reasonable efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     6.07 Confidentiality. After the Closing, Seller and each Shareholder and each of their respective affiliates shall hold in confidence all trade secrets, know-how and other confidential or proprietary documents and information related to the Business, and shall refrain from disclosing or using any such confidential information for the benefit of Seller or any Shareholder and each of their respective affiliates, or to or for the benefit of any third party in each case, except (a) in connection with this Agreement and (b) in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process, to the extent Seller or a Shareholder has given Buyer reasonable notice thereof to allow Buyer to defend or seek a protective order in connection with such disclosure. This obligation of confidentiality and non-use shall not apply, or shall cease to apply, to such information which is in the public domain as of the Closing Date or subsequently comes into the public domain through a source other than Seller or any Shareholder or any of their respective affiliates.

     6.08 Benefit Plans. Seller shall take all action necessary or required (i) to terminate or amend, if requested by Buyer, all qualified retirement and welfare benefit plans and all non- qualified benefit plans and compensation arrangements that relate primarily to the Offered Employees, as of the Closing Date and (ii) to submit application to the IRS for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Closing.

     6.09 Noncompetition Agreement.

     (a) Seller and each Shareholder agree that during the period commencing on the Closing Date and ending on the fifth anniversary thereof (such period being hereinafter referred to as the "Restricted Period"), neither Seller nor any Shareholder shall, directly or indirectly, compete in any manner or capacity (e.g., as an advisor, principal, agent, consultant, partner, member, joint venturer, officer, director, employee, equity holder, lender, or otherwise) with
(i) any phase of the Business as conducted by Seller or under active consideration by Seller prior to the Closing Date or (ii) any phase of the business conducted by Parent and its Affiliates or under active consideration by Parent or its Affiliates prior to the Closing Date all of which are set forth under the caption referencing this Section 6.09 on the Buyer's Disclosure Schedule.

     (b) Geographic Extent of Covenant. The obligations of Seller and each Shareholder under this Section 6.09 shall apply to any geographic area in which Seller (i) has engaged in business prior to the consummation of the transactions contemplated by this Agreement through the providing of its services, promotional, sales or marketing activity or otherwise or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

     (c) Limitations of Covenant. Notwithstanding any provision in this Section
6.09 to the contrary, Seller and the Shareholders shall be entitled, and none shall be deemed to have violated any provision of this Section 6.09, solely as a result of (i) ownership by Seller or the Shareholders, as a passive investment, of less than 5% in the aggregate of the outstanding shares of capital stock or other equity interest of any corporation listed on a national securities exchange or publicly traded on an automated quotation system, (ii) ownership by Seller or the Shareholders of capital stock or other securities of Parent or Buyer (regardless of the level of such ownership), (iii) service by PLL as an officer or director of any corporation listed on a national securities exchange or publicly traded on an automated quotation system, so long as (x) the operations of such corporation and its Affiliates only incidentally compete with Parent and its Affiliates and (y) PLL renders no services to such incidentally competing operations, (iv) PLL writing a letters of recommendation for former employees of Seller, so long as such letters address only employment while working for Seller, (v) hiring any Offered Employee who has been terminated by Buyer or its Affiliates without "cause" (as defined in the Employment Agreements) or who terminates their employment with Buyer or its Affiliates for "good reason" (as defined in the Employment Agreements) or (vi) engaging in a business which incidentally serves a competing business, so long as such services do not in and of themselves constitute a breach of this Section 6.09 and such services are not targeted at such competing business.

     (d) No Solicitation. During the Restricted Period, neither Seller nor any Shareholder shall (i) induce or attempt to induce any Offered Employee to leave the employ of Buyer or any of its Affiliates or in any way interfere adversely with the relationship between any such Offered Employee and Buyer or any of its Affiliates, (ii) induce or attempt to induce any Offered Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of any such entity to any Person, (iii) employ, or otherwise pay for services rendered by, any Offered Employee in any business enterprise with which Seller or any Shareholder may be associated, connected or affiliated,
(iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Seller prior to the consummation of the transactions contemplated by this Agreement to cease doing business with Buyer or any of its Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and Buyer or
(v) directly or indirectly solicit, sell or render competing services or target any entity that competes with any phase of the Business as conducted by Seller or under active consideration by Seller prior to the Closing Date. For the purposes of this Agreement, the term "Affiliate" shall mean an individual, partnership, limited liability company, corporation, joint venture or other entity (each a "Person") that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified (for the purposes of this definition, control and all permutations thereof, means the ability of a Person to, directly or indirectly, direct the business and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise). Within ten days of a request by Seller or any Shareholder, Buyer will identify those Persons who are its Affiliates.

     (e) Indirect Competition. Neither Seller nor any Shareholder shall, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by this Section 6.09, if such activity were carried out by Seller or any Shareholder, either directly or indirectly. In particular, but without limiting the generality of the foregoing, Seller and each Shareholder agree that they will not, directly or indirectly, induce any Offered Employee to carry out, directly or indirectly, any such activity.

     (f) Acknowledgment. Seller and each Shareholder agrees that (i) the restrictions and agreements contained in this Section 6.09 are a material inducement to Buyer and Parent entering into this Agreement and are reasonable and necessary to protect the legitimate interests of Buyer and (ii) any violation of this Section 6.09 will cause substantial and irreparable harm to Buyer that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, without limiting the remedies available to Buyer, injunctive relief shall be available for any violation of this Section 6.09.

     (g) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 6.09 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Seller and each Shareholder acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     6.10 The Name "American Backhaulers". Seller and each Shareholder agree that none of them will use the names "American Backhaulers," "Backhaulers," or "Haulers" or any combination of words in which such names appear in conducting their respective businesses. In furtherance of the purposes of this Section 6.10, Seller agrees (i) to execute at Buyer's Expense such documents as Buyer may reasonably request in order for Buyer to conduct business after the Closing Date under the names "American Backhaulers," "Backhaulers," or "Haulers" including, without limitation, executing such documents as may be required to be filed with the appropriate Secretaries of State for Buyer to assume the names "American Backhaulers," "Backhaulers" and "Haulers" and (ii) within three business days after the Closing Date, amend its Articles of Incorporation and other charter documents and take all other actions necessary to change its name to one sufficiently dissimilar to its present name.

     6.11 Transfer Taxes. Seller agrees to pay on a timely basis all applicable transfer, sales, use, recording, registration and other Taxes associated with the sale of the Assets and the Business to Buyer.

     6.12 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Seller and each Shareholder shall make or cause to be made all filings and submissions under any laws or regulations applicable to Seller for the consummation of the transactions contemplated herein. Seller and each Shareholder will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing. Seller shall pay the costs and expenses of its own counsel in connection with Buyer's filing under the HSR Act.

     6.13 Updating of Disclosure Schedule. Between the date of this Agreement and the Closing Date, Seller and any Shareholder shall deliver to Buyer an updated Disclosure Schedule to reflect (i) any changes in the Disclosure Schedule delivered to Buyer hereunder and (ii) an update of the information required pursuant to Section 4.17. No disclosure by Seller or any Shareholder pursuant to this Section 6.13, however, shall be deemed to amend or supplement the Disclosure Schedule or limit any of the pre-Closing or post-Closing remedies of Buyer, if any, for breaches of representations, warranties or covenants related to any changes to the Disclosure Schedule after the date hereof; provided, however, that any update to the Disclosure Schedule made pursuant to the second sentence of Section 4.18(a) shall be deemed to amend or supplement the Disclosure Schedule and limit the post-Closing remedies of Buyer.

     6.14 Survey; Title Insurance; Lien Searches.

     (a) As soon as reasonably practicable following the date hereof, Seller, at its cost, shall furnish Buyer with a registered land survey from a qualified surveyor acceptable to Buyer, certified to a current date in favor of Buyer and Near North National Title Insurance Corporation as agent for Chicago Title Insurance Company, showing the boundaries and monuments of the tract or parcel of the Chicago Facility together with the location of all existing and proposed buildings, improvements, easements (identified by document number), roadways and above-ground utilities, including but not limited to those shown on the title insurance commitments referred to in subsection (b) below. Such survey shall show the coincidence of common or shared boundary lines of particular tracts or parcels with no gaps or overlaps and shall show all tracts or parcels to be free from encroachments onto or from adjoining tracts or parcels. The legal description of the tract or parcel so surveyed shall be set forth on said certificate and shall be identical with the legal description of the Chicago Facility provided by Seller to Buyer.

     (b) Seller shall use all reasonable best efforts to obtain, at its cost, a commitment from Near North National Title Insurance Corporation as agent for Chicago Title Insurance Company (or another title insurance company acceptable to Buyer) to issue an ALTA Leasehold Owner's Policy of Title Insurance (Form B
1992) covering the Chicago Facility in an amount equal to $6,000,000, insuring that leasehold title to the Chicago Facility will, upon Closing, be vested in Buyer, showing that all real estate taxes due and payable to date have been paid, and subject to no exceptions other than standard exceptions and exceptions specifically contemplated by other provisions of this Agreement. All standard exceptions shall be deleted and additional affirmative endorsements shall be provided with regard to zoning, absence of encroachments, access and contiguity where appropriate. Said title insurance commitment shall expressly insure against all materialmen's liens and parties in possession other than Buyer. If Buyer reasonably objects in writing to the title insurance commitment or the survey referred to in subsection (a) above within ten days after receipt of the later of such commitment or survey, Seller shall have until the Closing Date to cure said objections. If Seller fails to do so on or before the Closing Date, Buyer shall close the transactions provided for herein, subject to the provisions of Section 10.02(g). Seller shall, at its expense, pay the premium for such title insurance policy.

     (c) Seller has obtained and provided reports of searches as to liens upon Seller, made of the records of any applicable Governmental Entity for all locations of Seller at which Seller maintains an office. Seller, at its own expense, shall secure a release of all liens disclosed by such searches, other than those consented to by Buyer in its sole discretion.

     6.15 Environmental Matters.

     (a) Buyer's Access. Seller shall cooperate with Buyer and its representatives and agents in their efforts to produce an environmental assessment of the Chicago Facility and/or an environmental audit of the Business. Seller shall allow Buyer and its representatives and agents access to the Chicago Facility, at all reasonable times prior to Closing, and without charge, for the purpose of conducting such inspections, reviews, inventories, observations, tests, analyses, examinations and investigations as Buyer may desire (including, without limitation, a Phase I audit and Phase II soil borings and tests, chemical tests and the installation of monitoring wells). Seller shall allow Buyer and its representatives and agents access to all plans and specifications for improvements on the Chicago Facility in its possession and control, if any, and all current and historical maintenance records, licenses, permits, reports, certificates, correspondence with governmental authorities or other items relating to the construction, operation or environmental assessment of the Chicago Facility and/or the environmental audit of Seller for the purposes of reviewing and making photocopies (or other reproductions) of the same. To the extent that such items are not reasonably reproducible by mechanical means, Seller shall make the nonreproducible items available for inspection by Buyer or its representatives or agents at Seller's executive offices. Furthermore, upon reasonable request by Buyer, Seller shall make available, for the purpose of interviews with Buyer and its representatives and agents, such employees and representatives of Seller as may have knowledge useful in the environmental assessment of the Chicago Facility and/or the environmental audit of Seller. Any Shareholder and Seller agree not to object to, or interfere with, interviews by Buyer and its representatives and agents with past and present occupants of the Chicago Facility, past owners of the Chicago Facility, past employees of Seller and past and present owners and occupants in the vicinity of the Chicago Facility.

     (b) Cost. Seller shall pay the expense of performing a Phase I environmental audit for the Real Property. If such Phase I audit recommends any Phase II environmental testing (including, without limitation, soil borings, soil samples and ground water samples), Seller shall bear the expense of such Phase II testing and preparing any written report in connection therewith.

     6.16 Buyer's Receivables. All accounts receivable of the Business created after the Closing Date (the "Buyer's Receivables") shall be an asset of Buyer. For the purposes of this Agreement, accounts receivable shall be deemed to have been created (including for purposes of Section 7.03) on the earlier of (i) when the load is marked as "delivered" in the system in the Ordinary Course of Business or (ii) the latest date in the delivery date range. Seller agrees to accept payment on the Buyer's Receivables and to hold and disburse to Buyer, as soon as administratively possible but in no event later than ten business days after any such payment has been collected by Seller, all amounts so collected, if any. Seller shall not be required to incur any expenses pertaining to the Buyer's Receivables, except administrative expenses with respect to handling any funds collected as contemplated in this Section 6.16, nor shall Seller be required to take any affirmative action to collect the Buyer's Receivables including, without limitation, instituting any collection action or any legal proceedings against any account debtors for or with respect to the Buyer's Receivables.

     6.17 Payment of Excluded Liabilities and Payables Related to the Seller's Receivables.

     (a) Seller shall inform Buyer of, and pay to Buyer within 5 days of the end of each calendar month following the Closing Date an amount equal to commissions that are related to the Seller's Receivables and which are payable (it being acknowledged that such amounts become payable when Seller's Receivables are paid by the customer) to Hired Employees with respect to such calendar month.

     (b) Seller and the Shareholders shall be jointly and severally liable for, and each hereby agrees to pay all payables incurred in connection with the creation of the Seller's Receivables.

     6.18 Carrier and Customer Disputes. In the event that a dispute arises between Seller and a customer or carrier of Seller relating to the operation of the Business on or before the Closing Date, (a) Seller shall give prompt written notice thereof to Buyer, (b) Seller shall consult and cooperate with Buyer in order to reach an amicable resolution of such dispute, (c) Buyer shall have the right to participate, and shall render reasonable assistance to Seller if requested, in all efforts to resolve such dispute and (d) Seller shall not take any action beyond its normal collection or payment procedures performed in the Ordinary Course of Business, it being acknowledged by Seller that the ongoing relationships with such customers and carriers are of significant value to Buyer.

     6.19 Share Transfer. Immediately after the Closing, Seller shall transfer and/or distribute in liquidation to the Persons set forth under the caption referencing this Section 6.19 on the Disclosure Schedule the number of CHRW Shares set forth opposite their names.

     6.20 Assignment of Purchase Option. Prior to Closing Date, Seller may, at its option, assign to PLL Seller's purchase option rights arising under Article XXIX of the Commercial Lease dated December 8, 1994 between James Achterfeld and the Company (the "Chicago Lease"), relating to the leased premises located at 1400 N. Dayton Street, Chicago, Illinois (the "Chicago Facility") pursuant to an Assignment of Purchase Option in a form reasonably satisfactory to Buyer ("Assignment of Purchase Option"). The Assignment of Purchase Option shall provide that the option to purchase the building containing the Chicago Facility will revert to Buyer for no additional consideration if not exercised by PLL on or prior to July 31, 2004. All rights, title and interest in the Chicago Lease other than those assigned to PLL pursuant to this Section 6.20 shall be assigned to Buyer pursuant to Section 1.01(b). If PLL exercises his right to purchase the building containing the Chicago Facility, PLL shall enter into a lease with Buyer pursuant to the terms set forth under the caption referencing this Section
6.20 on the Disclosure Schedule.

     6.21 Lease Negotiation. Should PLL exercise the option to purchase the building containing the Chicago Facility, PLL agrees to negotiate in good faith a new lease for the Chicago Facility with substantially the same terms as the existing Chicago Lease.

     6.22 Environmental Agreement. Promptly following the execution of this Agreement, Seller, the Shareholders, Buyer and Parent shall negotiate in good faith a mutually agreeable environmental investigation and remediation agreement ("Environmental Agreement") addressing (a) the retention of Environmental Science and Engineering, Inc. or another mutually agreeable environmental consultant ("Environmental Consultant") to advise the parties in connection with the potential existence of underground storage tanks at the Chicago Facility or any Release of Hazardous Materials or other contamination affecting the Chicago Facility, (b) the scope of the investigation to be undertaken in connection therewith, (c) the prompt sharing of all information, data and reports, (d) the development of a corrective action plan (if needed), (e) the implementation of such plan (if needed), (f) the approval of such plan and the completion of such plan and the securing of a no- further-remediation letter from the appropriate Governmental Entity (if needed), (g) the timetable for the foregoing actions (if needed) and (h) Seller's obligation to fund the foregoing actions. The Environmental Agreement shall also set forth the right of Seller to control such actions using commercially reasonable efforts, subject to the reasonable consultation, participation and approval of Buyer, and provide mutually agreeable indemnification in favor of Buyer, to the extent reasonably necessary based upon the environmental investigation and the results thereof referred to above.

                                   ARTICLE VII

                          COVENANTS OF BUYER AND PARENT

     7.01 Conditions. Buyer and Parent shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein in accordance with this Agreement, and neither Buyer nor Parent shall take any action that would impede, in any material respect, the Closing.

     7.02 Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer and/or Parent shall make or cause to be made all filings and submissions under all laws or regulations applicable to Buyer and/or Parent for the consummation of the transactions contemplated herein. Buyer and/or Parent will coordinate and cooperate with Seller and the Shareholders in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing. Buyer shall pay the costs and expenses of its own counsel in connection with its and Seller's filing under the HSR Act and Buyer shall pay the filing fee payable in connection with Buyer's filing under the HSR Act.

     7.03 Receivables. All accounts receivable of the Business created on or prior to the close of business on the Closing Date (the "Seller's Receivables") are Excluded Assets and shall remain an asset of Seller after the Closing Date. After the Closing Date, Buyer will afford Seller reasonable access to the books and records of the Business in order to facilitate Seller's collection of the Seller's Receivables. Buyer agrees to accept payment on the Seller's receivables and to hold and disburse to Seller, as soon as administratively possible but in no event later than ten business days after any such payment has been collected by Buyer, all amounts so collected, if any. Buyer shall not be required to incur any expenses pertaining to the Seller's Receivables, except administrative expenses with respect to handling any funds collected as contemplated in this Section 7.03, nor shall Buyer be required to take any affirmative action to collect the Seller's Receivables, including, without limitation, instituting any collection action or any legal proceedings against any account debtors for or with respect to the Seller's Receivables. Promptly following the Closing Date, Buyer shall deliver to Seller a schedule of all accounts payable to carriers that relate solely to those Buyer's Receivables where a shipment is loaded on or prior to the Closing Date but delivered to the customer after the Closing Date, and the parties shall execute and deliver an updated Bill of Sale reflecting such accounts payable.

     7.04 Payment of Hired Employee Commissions Related to the Seller's Receivables. After receipt from Seller of (i) payments pursuant to Section 6.17 for commissions related to the Seller's Receivables and which are payable to Hired Employees after the Closing Date and (ii) Seller's portion of all applicable payroll taxes for such Hired Employees, Buyer shall pay such commissions to the appropriate Hired Employees.

     7.05 Updating of Disclosure Schedule. Between the date of this Agreement and the Closing Date, Buyer and Parent shall deliver to Seller an updated Buyer Disclosure Schedule to reflect any changes in the Buyer Disclosure Schedule delivered to Seller hereunder. No disclosure by Buyer and Parent pursuant to this Section 7.05, however, shall be deemed to amend or supplement the Buyer Disclosure Schedule or limit any of the pre-Closing or post-Closing remedies of Seller or the Shareholders, if any, for breaches of representations, warranties or covenants related to any changes to the Buyer Disclosure Schedule after the date hereof.

     7.06 Closing Certificates. Buyer and Parent will use their commercially reasonable efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     7.07 Approvals and Consents. Buyer and Parent agree to cooperate with Seller and the Shareholders in their efforts to obtain all consents and approvals of Governmental Entities or other third parties required for Seller and the Shareholders to carry out the transactions contemplated by this Agreement, including any consents or approvals required under the Assumed Contracts; provided, however, that the parties acknowledge and agree that neither Seller nor the Shareholders shall be required to pay any material amount to such other third party to obtain such consent.

     7.08 Lease Negotiation. Should PLL exercise the option to purchase the building containing the Chicago Facility, Buyer and Parent agree to negotiate in good faith a new lease for the Chicago Facility with substantially the same terms as the existing Chicago Lease.

     7.09 Contract Performance. Buyer agrees to perform in good faith the terms of the contract described under the caption referencing this Section 7.09 in the Disclosure Schedule.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     8.01 Conditions to Obligation of Buyer and Parent. The obligation of Buyer and Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions (any or all of which may be waived in writing at or prior to the Closing on behalf of both Buyer and Parent at the sole and absolute discretion of Buyer and Parent):

     (a) Representations and Warranties True and Correct. The representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller or the Shareholders pursuant to Section 6.13 but taking into account any discoveries, events or occurrences actually known by Buyer or Parent in the course of their due diligence), except that any representation or warranty made as of a specified date, other than Section 4.17, shall only need to have been true on and as of such date;

     (b) Covenants Performed. Each of Seller and the Shareholders shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by Seller and the Shareholders under this Agreement prior to the Closing;

     (c) Consents Obtained. Seller shall have obtained, or caused to be obtained, the Material Consent;

     (d) HSR Act; Other Government Approvals. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated, and all other material governmental filings, authorizations and approvals (other than those in the Disclosure Schedule referencing Section 1.01(e)) that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     (e) No Prohibitions. There shall not be overtly threatened in writing, instituted or pending any action or proceeding, before any Governmental Entity,
(i) challenging or seeking to make illegal, or to delay or otherwise directly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or any material portion of the Assets, or to compel Buyer to dispose of or to hold separately all or any material portion of the Business or Assets as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Closing Agreements (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     (f) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect, with materiality measured in relation to the Business, taken as a whole.

     (g) Non-Competition Agreement. Jeffrey L. Silver shall have executed a non-competition agreement in the form of Exhibit J attached hereto;

     (h) Employment Agreements. Each of Paul L. Loeb and Jeffrey L. Silver shall have executed an Employment and Noncompetition Agreement in the form of Exhibit E-1 and E- 2 attached hereto (collectively, the "Employment Agreements");

     (i) Lock-Up Agreements. The Shareholders, and each recipient of CHRW Shares pursuant to Section 6.19, shall have executed a Lock-Up Agreement in the form of Exhibit F attached hereto (each a "Lock-Up Agreement");

     (j) Opinion of Seller's Counsel. Buyer shall have received from counsel for Seller a written opinion, dated the Closing Date, addressed to Buyer and satisfactory to Buyer and Buyer's counsel, in form and substance substantially as set forth in Exhibit G hereto; and

     (k) Delivery of Certain Documents. On the Closing Date, Seller and the Shareholders shall have delivered to Buyer all of the following:

          (i) the Bill of Sale and such other customary instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02;

          (ii) certificates of the Chief Executive Officer of Seller, the trustees of the Trusts and PLL, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

          (iii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

          (iv) a copy of the text of the resolutions adopted by the board of directors of Seller and the Shareholders authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate or certificates executed on behalf of Seller by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

          (v) incumbency certificate executed on behalf of Seller certifying the signature and office of each officer executing this Agreement or any of the Closing Agreements;

          (vi) an executed copy of the Escrow Agreement;

          (vii) an executed copy of a pay-off letter, release and satisfaction from Cole Taylor Bank evidencing the termination of its security interest in the Assets and the full release of any other claims against the Assets, in form satisfactory to Buyer's counsel;

          (viii) an estoppel certificate from the landlord under the Chicago Lease; and

          (ix) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

     8.02 Conditions to Obligation of Seller and the Shareholders. The obligation of Seller and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing Date of the following conditions (any or all of which may be waived in writing at or prior to the Closing on behalf of both Seller and the Shareholders at the sole and absolute discretion of Seller):

     (a) Representations and Warranties True and Correct. The representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosure by Parent or Buyer pursuant to Section 7.05 but taking into account any discoveries, events or occurrences actually known by Seller or any Shareholder in the course of their due diligence), except that any such representation or warranty made as of a specified date shall only need to have been true on and as of such date;

     (b) Covenants Performed. Buyer and Parent shall have performed in all material respects all the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

     (c) HSR Act; Other Government Approvals. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     (d) No Prohibitions. There shall not be overtly threatened in writing, instituted or pending any action or proceeding, before any Governmental Entity,
(i) challenging or seeking to make illegal, or to delay or otherwise directly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Closing Agreements, (iii) seeking to prohibit the ownership of the CHRW Shares by Seller or the Shareholders or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

     (e) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any events, changes, effects or circumstances which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on or any material adverse change in, with materiality measured in relation to the business as a whole, the condition (financial or otherwise), assets, liabilities, results of operations or customer, employee, supplier or carrier relations of Parent, taken as a whole.

     (f) Average Stock Price. The Average Stock Price is not less than $17.50;

     (g) Employment Agreements. Buyer shall have executed the Employment Agreements;

     (h) Installment Note. Buyer shall have executed and delivered to Seller the Installment Note in the amount of the Purchase Price pursuant to Section 2.02;

     (i) CHRW Share Certificates. Buyer shall have delivered to the Escrow Agent a stock certificate representing the Escrow Shares, as provided in Section 2.02(a);

     (j) Opinions of Buyer and Parent's Counsel. Seller shall have received from counsel to Buyer and Parent a written opinion dated the Closing Date, addressed to Seller in form and substance substantially as set forth in Exhibit H hereto and the transfer agent of Parent shall have received from counsel to Parent a written opinion dated the Closing Date, in form and substance satisfactory to the transfer agent with respect to the delivery of CHRW Shares pursuant to
Section 6.19;

     (k) Delivery of Certain Documents. On the Closing Date, Buyer will have delivered to Seller and the Shareholders:

          (i) the Bill of Sale and such other instruments of assumption of liabilities to be assumed by Buyer in accordance with the terms of this Agreement, and such other documents of assumption as Seller has reasonably requested pursuant to Section 3.02;

          (ii) certificates of an officer of Buyer and Parent, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

          (iii) [intentionally deleted;]

          (iv) copies of the governmental consents and approvals referred to in subsection (c) above;

          (v) a copy of the text of the resolutions adopted by the Board of Directors of each of Buyer and Parent authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed on behalf of Buyer and Parent by their respective corporate secretaries certifying to Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescind; and

          (vi) an incumbency certificate executed on behalf of Buyer and Parent by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement or any of the Closing Agreements; and

          (vii) an executed copy of the Escrow Agreement.

                                   ARTICLE IX

                                   TERMINATION

     9.01 Termination. This Agreement may be terminated at any time prior to the
Closing:

     (a) by the mutual consent of Buyer and Seller;

     (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement which has not been cured by the sooner of (i) 30 days after notice, or
(ii) January 28, 2000;

     (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by January 31, 2000; provided, that, no party will be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

     (d) (i) by Buyer if any of the conditions in Section 8.01 has not been satisfied as of the date specified for Closing in the first sentence of Section
3.01 or if satisfaction of such condition by such date is or becomes impossible (other than through a failure of Buyer or Parent to comply with their obligations hereunder); or

          (ii) by Seller if any of the conditions in Section 8.02 has not been satisfied as of the date specified for Closing in the first sentence of
     Section 3.01 or if satisfaction
of such condition by such date is or becomes impossible (other than through a failure of Seller or the Shareholders to comply with their obligations hereunder).

     9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of Buyer, Seller or the Shareholders, except that: (i) Sections 12.01, 12.02 and 12.10 shall survive indefinitely and (ii) the parties shall remain liable for their willful breaches of this Agreement prior to the time of such termination.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

     10.01 Survival of Representations and Warranties. Notwithstanding the participation of any party in the Closing, the representations and warranties contained in Article IV and Article V shall survive the Closing in accordance with the terms of this Article X.

     10.02 Indemnification by Seller and the Shareholders. Subject to the limitations of Section 10.05, Seller and the Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Buyer and Parent and their respective officers, directors, employees and agents (collectively, the "Buyer Indemnified Parties") against any loss, liability, deficiency, damage, expense or cost (including reasonable outside attorneys' fees and expenses) including, without limitation, environmental damages, response costs (including response costs under CERCLA or any comparable state, local or foreign law), remediation expenses, diminution in value of securities and reasonable disbursements incurred by an Indemnified Party including, without limitation, any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, defense, audit or other proceeding brought by any Person or entity or Governmental Entity and any settlement or compromise thereof (collectively, "Losses"), whether or not involving a Third-Party Claim or actually incurred or paid prior to the expiration of the indemnification obligation of Seller and the Shareholders hereunder, which the Buyer Indemnified Parties suffer, sustain or become subject to, as a result of any of the following:

     (a) any breach or misrepresentation in any of the representations and warranties of Seller and the Shareholders contained in Article IV of this Agreement, the Disclosure Schedule, the Closing Agreements to which Seller and/or the Shareholders are a party or any schedules, certificates or other documents delivered or to be delivered by Seller or the Shareholders pursuant to the terms of this Agreement (collectively, the "Seller Related Documents");

     (b) any breach of, or failure to perform, any agreement or covenant of Seller or the Shareholders contained in this Agreement or in any of the Seller Related Documents;

     (c) any Claim or Claim threatened in writing (including Environmental Claims) against the Buyer Indemnified Parties to the extent caused by the actions or inactions of Seller or the Shareholders with respect to the Assets, the Business or the Environmental Real Property prior to the Closing Date;

     (d) any action brought or claim made by any third party alleging personal injury, death or other damage caused by the services provided by or the use of any products delivered by Seller on or before the Closing Date without regard to when the event, occurrence, continuance, injury or condition giving rise to such action or claim shall occur;

     (e) any Excluded Liability;

     (f) any Losses arising in connection with the Release of any Hazardous Materials on, under or about, or other contamination of, the Chicago Facility occurring on or prior to the Closing Date or in connection with underground storage tanks, if any, currently or formerly located at the Chicago Facility (including, without limitation, any Environmental Claim, Regulatory Action, Third-Party Environmental Claim or Corrective Action Costs incurred or sustained in connection therewith). For purposes of this Agreement, the term "Corrective Action Costs" shall mean all costs and expenses resulting from or arising out of acts or omissions of Seller in performing or failing to perform its obligations under the Environmental Agreement or otherwise necessary to complete those actions (i) required in order to achieve compliance with Environmental Laws in connection with such Release of Hazardous Materials, or other contamination affecting the Chicago Facility or tanks or (ii) determined by a Governmental Entity to be warranted or required to address any environmental or public health concerns; to achieve compliance with applicable existing laws; to abate any Release of Hazardous Materials into, or other contamination of, the soil, groundwater or other environmental media on, under, from or to any portion of the Chicago Facility; or to remove or otherwise properly address such tanks, which costs and expenses may include, without limitation, those related to the following: soil and groundwater sampling, analysis, investigation, monitoring, soil and tank excavation, disposal and related transportation costs, treatment or other clean-up activities (including, without limitation, in-situ remediation through soil venting or bio-remediation and on-site or off- site remediation through incineration or otherwise), environmental engineering or consulting, soil and groundwater monitor well installation and reasonable legal advice in connection therewith as necessary after the Closing Date; provided, however, that the aggregate liability of Seller and the Shareholders pursuant to this paragraph and Section 10.02(g) shall be limited to three million dollars ($3,000,000.00) plus fifty percent (50%) of any Corrective Action Costs in excess of three million dollars. Furthermore, in the event that Seller elects not to exercise its purchase option pursuant to the Chicago lease and the Buyer subsequently takes title to the Chicago Facility, the parties agree that Seller's indemnity obligation shall be limited to its pro rata share of any Corrective Action Costs incurred by Buyer, taking into consideration (i) the Seller's proportionate degree of responsibility as a tenant of the Chicago Facility and any acts or omissions committed by Seller during its tenancy, and
(ii) Buyer's proportionate degree of
responsibility as a purchaser of the Chicago Facility and any acts or omissions committed by Buyer; or

     (g) any Losses arising in connection with Buyer's reasonable objections to the title insurance commitment or the survey referred to in Section 6.14 which are not cured prior to the Closing Date.

     The trustees of each Trust agree that this indemnification shall be binding and enforceable, on a joint and several basis, (i) against all assets, including subsequently acquired assets, of the Trust and of any successor Descendants Trusts (as such term is defined in the Trust Agreements), (ii) against any cotrustees or successor trustees of the Trust or of any successor Descendants Trusts on behalf of such Trust or any such successor Descendants Trusts in their fiduciary capacity (and not in their individual capacities) and (iii) personally against any beneficiary of the Trust or of any successor Descendants Trust, and their respective heirs, personal representatives, successors and assigns, who receives any distribution of assets from the Trust or from any successor Descendants Trust to the extent of the fair market value, as of the date of such distribution, of such distribution to that beneficiary.

     10.03 Indemnification by Buyer and Parent. Subject to the limitations of
Section 10.05, Buyer and Parent, jointly and severally, agree to indemnify, defend and hold harmless Seller, the Shareholders and Jeffrey L. Silver (collectively, the "Seller Indemnified Parties") against any Losses, whether or not involving a third-party Claim or actually incurred or paid prior to the expiration of indemnification obligation of Buyer hereunder, which the Seller Indemnified Parties suffer, sustain or become subject to as a result of any of the following:

     (a) any breach or misrepresentation in any of the representations and warranties of Buyer and Parent contained in Article V of this Agreement or any schedules, certificates, the Closing Agreements, or other documents delivered or to be delivered by Buyer or Parent pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Buyer Related Documents" and, together with Seller Related Documents, the "Related Documents");

     (b) any breach of, or failure to perform, any agreement or covenant of Buyer or Parent contained in this Agreement or in any of the Buyer Related Documents;

     (c) any Claim or Claim threatened in writing (including Environmental Claims) against any Seller Indemnified Party to the extent caused by the actions or inactions of Buyer or Parent with respect to the Business after the Closing Date;

     (d) any action brought or claim made by any third party alleging personal injury, death or other damage caused by the services provided by or the use of any products delivered by Buyer after the Closing Date; or

     (e) any Assumed Liability.

Subject to the limitations of Section 10.05 and without increasing the aggregate liability of Buyer or Parent hereunder, the Shareholders and Jeffrey L. Silver may recover, in the aggregate, 100% of any Losses.

     10.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, and the "Indemnifying Party" shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

     (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), then such Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement except to the extent such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 15 business days after the Indemnified Party's notice of such Claim (but, in any event, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Loss to be indemnified by the Indemnifying Party. If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. If the Indemnifying Party elects to contest and defend a Claim, (i) it will be conclusively established for purposes of this Agreement that such Claim is within the scope of and subject to indemnification, (ii) no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that have been made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent.

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

     (b) In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Losses by reason of the Indemnifying Party's failure to adequately represent a Indemnified Party's interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party's indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand; provided, that if the Indemnified Party is a Buyer Indemnified Party, Buyer and Parent's remedies shall, in addition to the limitations set forth in
Section 10.05, be subject to Section 10.06. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of 30 days.

     (c) Any Indemnified Party shall bring a claim for indemnification hereunder in good faith and in a timely manner consistent with good commercial practices.

     10.05 Limitations on Indemnification.

     (a) Notwithstanding the participation of such party in the Closing, (i) the representations and warranties contained in this Agreement and the indemnifications made pursuant to Sections 10.02 and 10.03, except for the representations and warranties contained in Sections 4.01, 4.04, 4.10(c), 4.13,
4.19 and 4.24 (and the related indemnification obligation with respect thereto under Section 10.02(a)) and the representations an warranties contained in Sections 5.01 and 5.02 (and the related indemnification obligation with respect thereto contained in Section 10.03(a)), shall survive the Closing for 30 months from the Closing Date, (ii) the representations and warranties contained in
Section 4.24 (and the related indemnification obligation with respect thereto under Section 10.02(a)) shall survive the Closing for five years from the Closing Date, (iii) the representations and warranties contained in Sections 4.01, 4.04 and 4.10(c) (and the related indemnification obligation with respect thereto under Section 10.02(a)) and the representations and warranties contained in Sections 5.01 and 5.02 (and the related indemnification obligation with respect thereto contained in Section 10.03(a)) shall survive indefinitely and
(iv) the representations and warranties contained in Sections 4.13 and 4.19 (and the related indemnification obligation with respect thereto under Section 10.02(a)) shall survive the Closing for a period of 30 days after all applicable statutes of limitations with respect to any claims governing the respective matters set forth therein have expired; provided,

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

however, that notwithstanding any provision in this Agreement or the Seller Related Documents to the contrary, with respect to any specific representation or warranty under which any Buyer Indemnified Party or Seller Indemnified Party shall have made a claim for indemnification hereunder prior to the expiration date of the applicable survival term specified above and as to which such claim has not been completely and finally resolved prior to such expiration date, such representation or warranty shall survive solely with respect to such claim for the period of time beyond such expiration date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

     (b) The Seller and the Shareholders shall have no obligation to provide indemnification pursuant to Sections 10.02(a), 10.02(c) or 10.02(d) except to the extent that the aggregate amount of indemnification to which the Buyer Indemnified Parties, but for this Section 10.05(b), otherwise shall have become entitled hereunder shall exceed $1,600,000 (the "Seller's Basket"); provided, however, that in the event the aggregate amount of Losses exceeds the Seller's Basket, the Seller and the Shareholders, jointly and severally, shall, subject to Section 10.05(b), be obligated to provide indemnification for the total amount of aggregate Losses that exceed the Seller's Basket. Notwithstanding any language in this Section 10.05(b) to the contrary, the indemnification obligation of Seller and the Shareholders for Losses (i) pursuant to Sections 10.02(b), 10.02(e), 10.02(f) and 10.02(g), (ii) pursuant to Section 10.02(a), with respect to a breach of any representation or warranty contained in Sections 4.01, 4.04, 4.10(c) or 4.21, or (iii) arising from or in connection with an action or proceeding brought on the basis of intentional misrepresentation or fraud, shall not be subject to or limited by the Seller's Basket and instead shall be payable to the Buyer Indemnified Parties from the first dollar of Loss, subject to the other limitations provided for in this Section 10.05.

     (c) Subject to the exceptions described in this clause (c), notwithstanding any other provision contained in this Agreement or the other Seller Related Documents to the contrary, in no event shall the Seller and the Shareholders have any liability for indemnification pursuant to Sections 10.02(a), 10.02(b), to the extent such liability relates solely to a breach of the covenant of Seller and the Shareholders set forth in Section 11.04, 10.02(c), 10.02(d), 10.02(f) and 10.02(g) to the extent of the Excess Survey and Environmental Loss (if any); the other terms of this Agreement or the other Related Documents in an aggregate amount in excess of 15% of the Purchase Price Value; provided, however, that the only exceptions to such liability limitation shall be any claim for indemnification made by the Buyer Indemnified Parties with respect to
(i) Sections 10.02(b), other than as set forth above, 10.02(e) and 10.02(f) and 10.02(g), other than as set forth above, (ii) a breach of the representations or warranties contained in Sections 4.01, 4.04, 4.10(c) or 4.21, and (iii) any action or proceeding brought on the basis of intentional misrepresentation or fraud.

     (d) Buyer and Parent shall have no obligation to provide indemnification pursuant to Sections 10.03(a), 10.03(c) or 10.03(d) except to the extent that the aggregate amount of indemnification to which the Seller Indemnified Parties, but for this Section 10.05(d), otherwise shall have become entitled hereunder shall exceed $1,600,000 (the "Buyer's Basket");

provided, however, that in the event the aggregate amount of Losses exceeds the Buyer's Basket, Buyer and Parent, jointly and severally, shall, subject to
Section 10.05(b), be obligated to provide indemnification for the total amount of aggregate Losses that exceed the Buyer's Basket. Notwithstanding any language in this Section 10.05(d) to the contrary, the indemnification obligation of Buyer and Parent for Losses (i) pursuant to Sections 10.03(b) or 10.03(e) and
(ii) arising from or in connection with an action or proceeding brought on the basis of intentional misrepresentation or fraud, shall not be subject to or limited by the Buyer's Basket and instead shall be payable to the Seller Indemnified Parties from the first dollar of Loss, subject to the other limitations provided for in this Section 10.05.

     (e) Subject to the exceptions described in this clause (e), notwithstanding any other provision contained in this Agreement or the other Buyer Related Documents to the contrary, in no event shall Buyer and Parent have any liability for indemnification pursuant to Sections 10.03(a), 10.03(c) or 10.03(d) the other terms of this Agreement or the other Buyer Related Documents in an aggregate amount in excess of 15% of the Purchase Price Value; provided, however, that the only exceptions to such liability limitation shall be any claim for indemnification made by the Seller Indemnified Parties with respect to
(i) Sections 10.03(b) or 10.03(e), (ii) a breach of the representations and warranties contained in Sections 5.01, 5.02 and 5.07 and (iii) any action or proceeding brought on the basis of intentional misrepresentation or fraud.

     (f) After the Closing, the rights set forth in this Article X shall be each party's sole and exclusive remedies against the other parties hereto for breaches of representations, warranties and covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any Indemnified Party from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to any party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

     (g) Any indemnification payable under this Article X shall be, to the extent permitted by law, an adjustment to the Purchase Price. The amount of any indemnification to be paid under this Article X shall be computed after giving effect to any tax benefits actually realized by the Indemnified Party and any insurance proceeds actually received by the Indemnified Party, and after taking into account the tax consequences of the receipt of any indemnity payment hereunder.

     (h) Notwithstanding any provision herein to the contrary, neither Seller nor the Shareholders shall have any indemnification obligation hereunder with respect to a breach of (i) the Lock-Up Agreements entered into by John R. Thompson or Edward Leshin or (ii) the Employment Agreement or the Noncompetition Agreement entered into by Jeffrey L. Silver.

     (i) Notwithstanding any provision herein to the contrary, neither Seller nor the Shareholders shall have any indemnification obligation hereunder for any breach of a representation or warranty of Seller or the Shareholders hereunder to the extent Buyer or Parent has actual knowledge of such breach of representation or warranty, or the specific facts or circumstances giving rise to such breach, on the Closing Date; provided, however, that the foregoing limitation shall not apply to any actual knowledge acquired by Buyer or Parent by virtue of any disclosure by Seller or the Shareholders pursuant to Section 6.13.

     (j) Notwithstanding any provision herein to the contrary, the aggregate indemnification obligation of Seller and the Shareholders pursuant to 10.02(f) and 10.02(g) shall be limited to the sum of (i) the first $3,000,000 of Losses to be indemnified thereunder, plus (ii) 50% of the aggregate Losses in excess of $3,000,000 (the amount described in (ii) shall be referred herein to as the "Excess Survey and Environmental Losses").

     (k) In the event (i) PLL does not exercise the purchase option relating to the Chicago Facility referred to in Section 6.20 and (ii) Buyer exercises such purchase option, the indemnification obligation of Seller and Shareholders under
Section 10.02(f) shall not exceed the financial liability Seller has under applicable laws in its capacity as a former tenant of the Chicago Facility.

     10.06 Remedies of Buyer and Parent.

     (a) The parties hereto understand that Buyer and Parent shall first seek recourse against the Escrow Shares and shall only pursue its other remedies against Seller and the Shareholders in the event that the Escrow Shares are depleted or the Escrow Agreement has been terminated. In accordance with the terms of the Escrow Agreement, in the event of a Loss to which a Buyer Indemnified Party is entitled to indemnification hereunder, the Escrow Agent (or the Shareholders in accordance with clause (c) below) shall deliver to Parent shares of Parent Common Stock where the product of (i) the number of such shares times (ii) the average closing sale price of the Parent Common Stock, as quoted on NMS for the 20 trading days ending on and including the third trading day preceding the Final Determination Date equals the amount of such Loss. The "Final Determination Date" with respect to any claim for indemnification shall be the earlier of (x) the date on which the parties mutually agree upon the amount to be paid by the Indemnifying Party or (y) the date on which a final non-appealable judicial determination is made pursuant to the terms of this Agreement.

     (b) In the event that any Buyer Indemnified Party shall have a claim for indemnification against Seller or the Shareholders and the Escrow Shares have been depleted, Seller and the Shareholders each acknowledge that Parent may place a "stop transfer" order with its Transfer Agent and Registrar (the "Transfer Agent") on the certificates representing the Shareholders CHRW Shares. Seller and the Shareholders each further acknowledge that if any Buyer Indemnified Party shall have received a judicial award payable to such Buyer Indemnified Party by Seller or the Shareholders (a "Damage Award"), Parent may instruct the Transfer Agent

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

to cancel that number of Shareholders CHRW Shares as has a value equal to the amount by which (i) the Damage Award plus the amount of any dividends paid to Seller or the Shareholders on the Shareholders CHRW Shares during the duration of any such judicial proceeding exceeds (ii) the Escrow Shares remaining at the time such Shareholders CHRW Shares are canceled. For the purposes of the preceding sentence, a Shareholders CHRW Share shall be deemed to have a value equal to the closing sale price of Parent Common Stock on the NMS on the date immediately preceding the date of such cancellation. In the event that a court rules that Seller or the Shareholders have breached the terms of Section 6.09 but the damages resulting from such breach are undeterminable, Seller and the Shareholders each agree that in addition to any other relief that may be available to Buyer and Parent, Parent may instruct the Transfer Agent to cancel all Shareholders CHRW Shares that remain subject to the Lock-Up Agreement referenced in Section 8.01(i) that are held by Seller and the Shareholders; provided, however, that the value of any such canceled shares shall be considered in the seeking and granting of any other remedy.

     (c) In the event of a Loss to which a Buyer Indemnified Party is entitled to indemnification hereunder, and where the Escrow Shares have been depleted or the 30-month anniversary of the Closing Date has passed, Seller or the Shareholders shall have the option of satisfying their indemnification obligation by transferring to Parent an amount of Shares of Parent Common Stock equal to the Loss; provided, however, that if such shares are not tendered to Parent within 15 days of the Final Determination Date, the Buyer Indemnified Party may pursue any and all available remedies. The number of shares of Parent Common Stock to be delivered by Seller or Shareholders pursuant to this Section 10.06(c) shall be the number of shares of Parent Common Stock where the product of (i) the number of such shares times (ii) the average closing sale price of the Parent Common Stock, as quoted on NMS for the 20 trading days ending on and including the third trading day preceding the date of such delivery, equals the amount of the Loss.

     (d) Notwithstanding anything to the contrary contained herein, Seller or Shareholders may at any time satisfy any indemnification obligation arising hereunder by paying cash to a Buyer Indemnified Party and such amounts paid shall be included in any limitation of liability Seller or Shareholders are entitled to pursuant to Section 10.05(c).

     10.07 Materiality. Notwithstanding any provision in this Agreement to the contrary, the Indemnifying Party's obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of Losses to be indemnified, shall be determined without regard to any "materiality" (or correlative meanings) or "Material Adverse Effect" qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this
Article X as though there were no such qualifications, provisions or exceptions, provided, however, that this Section 10.07 shall not apply with respect to Sections 4.01, 4.08 or 4.26.

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

                                   ARTICLE XI

                                EMPLOYEE MATTERS

     11.01 Termination; Rehire. Effective as of the time immediately prior to the Closing, Seller shall terminate the employment of all those employees of Seller with respect to the Business listed under the caption referencing this
Section 11.01 on the Disclosure Schedule. Effective as of the Closing, Buyer shall make offers of employment on such terms and conditions as Buyer, in its sole discretion shall determine, to all the employees listed under the caption referencing this Section 11.01 on the Disclosure Schedule (collectively, the "Offered Employees"); provided, however, that other than for Paul L. Loeb, Jeffrey L. Silver and John R. Thompson, during the first 60 days of a Hired Employee's employment, the total compensation and benefits Buyer provides to each Hired Employee will not be substantially less than the total compensation and benefits that such Hired Employee received from Seller immediately prior to termination of employment. Nothing herein shall constitute an agreement to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any employee of Seller, or a guaranty that any Offered Employees shall be entitled to remain in the employment of Buyer for a specified period of time. An Offered Employee who accepts an offer shall become an active employee of Buyer on the day such Person reports to work for Buyer (each a "Hired Employee") eligible for Buyer's initial benefits immediately upon Closing.. Seller shall bear all responsibility for, and related costs associated with, complying with the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent that the same apply to the Offered Employees and provided that during the 60-day period described above, Buyer has maintained the prescribed level of total compensation and benefits. Buyer shall recognize service with Seller by the Hired Employees prior to the Closing Date as though rendered to Buyer for the purpose of determining benefits eligibility and vesting.

     11.02 Wages. Buyer shall pay or cause to be paid when due to the Hired Employees the amount of all wages, bonuses, commissions and other compensation (including, without limitation, all vacation and sick pay) due in respect of the compensation offered by Buyer to the Hired Employees for all periods after the Closing Date. Subject to Section 11.04, Seller shall pay or cause to be paid all amounts due to employees of Seller engaged in the Business for wages, bonuses, commissions and other compensation (including, without limitation, all vacation and sick pay) in respect of all periods ending on or prior to the Closing Date.

     11.03 Pension Plans. Effective as of the Closing, Offered Employees shall cease to accrue benefits, but will continue to be participants, under Seller's Plans that are employee benefit pension plans ("Seller's Pension Plans"). Offered Employees shall cease being participants under Seller's Pension Plans upon final payment of all vested benefits payable thereunder in accordance with the terms of Seller's Pension Plans.

     11.04 Health Coverage. Buyer shall be responsible for providing qualifying beneficiaries who terminate their employment with Seller or otherwise have a "qualifying event" on or prior to the Closing Date the election or continuation, as the case may be, of group health continuation coverage required by Section 4980B of the Code and Section 601 et. seq. of ERISA ("Continuation Coverage"), under the terms of the health plans maintained by Buyer. With respect to any such Continuation Coverage provided with respect to a person whose qualifying event was on or before the date of this Agreement, Seller and the Shareholders, jointly and severally, shall reimburse Buyer, after the expiration of the continuation period for all such persons, and within 30 days of receipt of an invoice, for the excess of (a) the cost of administering such Continuation Coverage plus uninsured claims paid by Buyer's health plans in connection with such Continuation Coverage, over (b) the premiums for such Continuation Coverage actually received by Buyer's health plans from such qualifying beneficiaries. Such reimbursement shall not, however, exceed $1,000,000 and shall be paid, at the option of Seller and the Shareholders, in cash or CHRW Shares or a combination thereof (and the value of the CHRW Shares for this purpose shall be determined by reference to the Average Stock Price of such shares determined as of the time of such payment rather than the Closing Date). If Buyer does not maintain stop loss coverage of $200,000 per qualifying beneficiary, Seller's reimbursement obligation shall not exceed $200,000 for a qualifying beneficiary. Buyer also agrees to provide such documentation for its reimbursement request as Seller may reasonably request. Qualifying beneficiaries and qualifying event shall have the meaning ascribed to those terms in Section 4980B of the Code and
Section 601 et. seq. of ERISA.

     11.05 Vacation. Pursuant to Section 1.03, Buyer has agreed to assume the Accrued Vacation Liability. In connection therewith, Buyer shall permit each Hired Employee to use his or her earned, but unused vacation, sick time or personal holidays, to the extent set forth on the Disclosure Schedule under the caption referencing Section 1.03, during the twelve months following Closing Date in accordance with Buyer's vacation, sick time, personal holidays and similar paid time-off policies in effect on the Closing Date.

     11.06 Workers' Compensation. Seller shall remain responsible for all workers' compensation claims made by Offered Employees based on occurrences on or prior to the Closing Date, and Buyer shall be responsible for all workers' compensation claims made by Hired Employees based on occurrences after the Closing Date.

     11.07 Other Employment-Related Liabilities. The parties agree that, except as explicitly set forth above, Seller shall be liable for all employment-related liabilities of the Seller with respect to the Offered Employees on or prior to the Closing Date, and Buyer shall be and become liable for all employment-related liabilities of the Hired Employees arising after the Closing.

     11.08 No Transfer of Seller's Plan Assets or Liabilities. All of Seller's pension and welfare benefit plans and assets retained for the funding of benefits through such plans, and any corresponding liabilities, are specifically excluded from any assets and liabilities transferred to Buyer pursuant to this Agreement. Seller shall remain liable, and Buyer shall not assume, adopt, contribute to, administer or otherwise have any liability, under any employee benefit plan or program (whether or not subject to ERISA) (including all Plans) of Seller, except as otherwise expressly provided in the Agreement.

     11.09 Stock Option Grants. Promptly after the Closing Date (and in all events within 90 days thereof), Parent shall grant stock option awards to the selected Hired Employees listed on Schedule 11.09 attached hereto, in the amount set forth opposite their name thereon, pursuant to Parent's 1997 Omnibus Stock Plan and an individual stock option agreement substantially in the form of
Exhibit I.

     11.10 Limitation on Enforcement. This Article XI is an agreement solely between Seller and Shareholders, on the one hand, and Buyer on the other hand. Nothing in this Article XI, whether express or implied, confers upon any employee of Buyer or Seller (including the Offered Employees and the Hired Employees) or any other Person, any rights or remedies, including, without limitation (i) any right to employment or recall, or (ii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Article XI.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.01 Press Releases and Announcements. Seller and the Shareholders acknowledge and agree that (a) Parent and Buyer are subject to certain disclosure requirements under applicable securities laws and the terms of their exchange listing agreement and (b) Parent and Buyer reserve the right to issue a press release in connection with the execution of this Agreement and otherwise disclose the existence of and the status of negotiations at any time they determine, in their reasonable opinion, that securities laws or the rules of any stock exchange or automated quotation system require such disclosure; provided, that Parent and Buyer will notify Seller if they intend to issue such press release or make such a disclosure and provide Seller with the text of the disclosure and opportunity to comment in advance of its release to the public. No party shall issue any press release or otherwise make any disclosure regarding the transactions contemplated by this Agreement without the prior written consent of the other parties.

     12.02 Expenses. Except as provided for in Sections 6.05, 6.11, 6.12, 6.14,
6.15 and 7.02, each party will pay all expenses incurred by such party in connection with the transactions contemplated hereunder, including expenses incurred in negotiating, executing and delivering this Agreement and the Related Documents (whether the transactions contemplated hereunder are consummated or not).

     12.03 Further Assurances. The parties agree that, on and after the Closing Date, each shall take all reasonable action and execute any commercially reasonable documents, instruments or conveyances which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation the assistance of Seller and the Shareholders in transferring to Buyer all Assumed Contracts, Employee Noncompetition Agreements, Environmental Permits and Permits. All such actions and assistance shall be taken and rendered at the sole cost and expense of the requesting party, unless the requesting party is entitled to indemnification pursuant to this Agreement.

     12.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

     12.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, the Shareholders and Seller will, unless another address or telecopy number is specified in writing by such party in accordance with this Section 12.05, be sent to the address or transmitted to the telecopy number indicated below:

Notices to Buyer and/or Parent:            with a copy (which copy shall not
                                           constitute notice) to:

C. H. Robinson Worldwide, Inc.             Dorsey & Whitney LLP
8100 South Mitchell Road                   220 South Sixth Street
Suite 200                                  Minneapolis, Minnesota  55402
Eden Prairie, MN  55344-2248               Attention: Michael J. McDonnell
Attention: Owen P. Gleason                 Fax:  (612) 340-8827
Fax:  (612) 937-7840


Notices to Seller and any Shareholder:     with a copy (which copy shall not
                                           constitute notice) to:

Paul L. Loeb                               Neal, Gerber & Eisenberg
223 Linden Park Place                      2 North LaSalle
Highland Park, IL 60635                    Chicago, Illinois 60602
Fax: (847) 432-2354                        Attention: Marshall E. Eisenberg
                                           Fax: (312) 269-1747

     12.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer and Parent shall each have the right, without Seller's consent, to assign all or any portion of their rights, duties and obligations under this Agreement (a) to any Affiliate of Buyer or Parent, so long as Parent guaranties the performance of such Affiliate hereunder and (b) to any Person that acquires all or substantially all of the assets of the Business, Buyer or Parent, however structured. Seller and the Shareholders shall each have the right, without Buyer's or Parent's consent, to assign all or any portion of their rights, duties and obligations to an entity where all of the equity securities are owned by Seller, the Shareholders and Jeffrey L. Silver; provided, however, that Seller and the Shareholders shall continue to be jointly and severally liable with such entity for all duties and obligations of Seller and the Shareholders hereunder. Except as provided in the preceding two sentences, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

     12.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.08 Complete Agreement. This Agreement, the Disclosure Schedule, the Related Documents and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     12.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature followed by an original signature shall be sufficient to execute this Agreement.

     12.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     12.11 Tax Information. The parties will provide each other with such cooperation and information as each of them reasonably may request of the other in filing any Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with associated schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     12.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of all applicable bulk sales laws (if any are applicable). Seller and the Shareholders agree to indemnify

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

and hold Buyer harmless from any Loss, in accordance with the terms of Article X, relating to Seller's noncompliance with such bulk sales laws.

     12.13 Definition of Knowledge. For the purposes of this Agreement, the terms "knowledge" and "aware," and all permutations thereof, shall mean the actual knowledge of the party after reasonable investigation (if a natural Person) and (i) in the case of Seller, the officers, directors and key managers set forth under the caption referencing this Section 12.13 on the Disclosure Schedule and (ii) in the case of Buyer, the officers set forth under the caption referencing this Section 12.13 on the Buyer's Disclosure Schedule.

     12.14 Certain Interpretative Matters.

     (a) Unless the context otherwise requires, (i) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules of or to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The word "or" is disjunctive but not necessarily exclusive. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All capitalized terms defined in this Agreement shall have the defined meanings when capitalized in this Agreement or in any certificate or other documents made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successor and permitted assigns.

     (b) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12.15 Consent to Jurisdiction. This Agreement may be enforced in any federal court or state court sitting in Hennepin County, Minnesota or Cook County, Illinois; and the parties hereto consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.

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

     12.16 Waiver of Jury Trial. Each of Seller and the Shareholders and the Buyer or Parent, by its acceptance of this Agreement, irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

     12.17 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Business, each of the other parties will cooperate with the contesting or defending party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to this Agreement).

     12.18 Assignment of Contracts. Notwithstanding anything to the contrary contained in this Agreement, no Assumed Contract shall be deemed to be assigned to Buyer to the extent that such assignment is prohibited by law or by a valid and enforceable prohibition to such an assignment contained in such Assumed Contract until the necessary waiver or consent to such assignment has been obtained or such provision has been rendered ineffective or unenforceable by law, action of the parties or otherwise, whether before or after the Closing Date. In any event, however, Seller shall, in the name of Seller or otherwise, take such action as shall in the reasonable opinion of Buyer be necessary or proper (a) in order that the rights and obligations of Seller under such Assumed Contracts are preserved for the benefit of Buyer and (b) to facilitate the collection of monies due and payable and to become due and payable to Seller in respect of such Assumed Contracts, and Seller shall hold all such monies in trust for the benefit of and shall promptly pay such amounts to Buyer.

     12.19 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their successors or permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other persons, except for the rights granted to Jeffrey L. Silver pursuant to Section 10.03.

     12.20 Execution by Trusts. Each trustee of a Trust shall execute this Agreement and any other Closing Agreements on behalf of any and all trusts created or to be created under the trust agreement pursuant to which such Trust was formed. This Agreement, to the extent executed by any person in his or her capacity as trustee of a Trust, is executed by such person solely as such trustee and not in an individual capacity. The execution by such person of this Agreement in his or her capacity as trustee of a Trust shall not create any liability on, or require the performance of any covenant by, such person individually or subject the property of such person to any liability.

[The remainder of this page intentionally left blank; signature pages follow]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        C. H. ROBINSON WORLDWIDE, INC.

                                        By /s/ D. R. Verdoorn
                                           ---------------------------------
                                           D. R. Verdoorn
                                           Its Chairman and CEO


                                        C. H. ROBINSON COMPANY


                                        By /s/ D. R. Verdoorn
                                           ---------------------------------
                                           D. R. Verdoorn
                                           Its Chairman and CEO


                                        AMERICAN BACKHAULERS, INC.


                                        By /s/ Paul L. Loeb
                                           ---------------------------------
                                           Paul L. Loeb,
                                           Its President



                                           /s/ Paul L. Loeb
                                           ---------------------------------
                                           Paul L. Loeb


                                        PAUL L. LOEB FAMILY TRUST


                                        /s/ Jodi S. Loeb
                                        --------------------------------------
                                        By Jodi S. Loeb, as Trustee and not
                                        individually


                                        /s/ Mark Schwartz
                                        --------------------------------------
                                        By Mark Schwartz, as Trustee and not
                                        individually




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

                                        JODI SUE LOEB FAMILY TRUST


                                        /s/ Paul L. Loeb
                                        --------------------------------------
                                        By Paul L. Loeb, as Trustee and not
                                        individually


                                        /s/ Mark Schwartz
                                        --------------------------------------
                                        By Mark Schwartz, as Trustee and not
                                        individually


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

The following exhibits and schedules to the Asset Purchase Agreement have been omitted, and C.H. Robinson Worldwide, Inc. will file supplementally any such exhibits or schedules to the Commission upon request:

Exhibits
--------

Exhibit A  -  Installment Note
Exhibit B  -  Escrow Agreement
Exhibit C  -  Purchase Price Allocation
Exhibit D  -  Assignment and Assumption Agreement and Bill of Sale
Exhibit E  -  Forms of Employment and Noncompetition Agreements
Exhibit F  -  Lock-Up Agreement
Exhibit G  -  Opinion of Seller's Counsel
Exhibit H  -  Opinion of Buyer and Parent's Counsel
Exhibit I  -  Form of Stock Option Agreement
Exhibit J  -  Form of Noncompetition Agreement

Schedules
---------

Disclosure Schedule
Buyer Disclosure Schedule
Schedule 11.09 (Hired Employee Stock Option Grants)